UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Builders FirstSource, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600, Dallas, Texas 75201
To our Stockholders,
     You are cordially invited to attend the annual meeting of stockholders of Builders FirstSource, Inc., which will take place at the corporate headquarters of Builders FirstSource, Inc. at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 on Wednesday, May 25, 2011, at 9:00 a.m., local time. Details of the business to be conducted at the annual meeting are given in the Official Notice of Annual Meeting of Stockholders, Proxy Statement, Notice Regarding the Availability of Proxy Materials, and form of proxy.
     Even if you intend to join us in person, we encourage you to vote in advance so we will know we have a quorum of stockholders for the meeting. When you vote in advance, please indicate your intention to personally attend the annual meeting. Please see the Question and Answer section on page 4 of the Proxy Statement for instructions if you plan to personally attend the annual meeting.
     Whether or not you are able to personally attend the annual meeting, it is important that your shares be represented and voted. Your prompt vote over the internet, by telephone via toll-free number, or, for stockholders who elect to receive their proxy materials by mail, by written proxy, will save the Corporation the expense and extra work of additional proxy solicitation. Voting by any of these methods at your earliest convenience will ensure your representation at the annual meeting if you choose not to attend in person. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy. Please review the instructions on the Notice Regarding the Availability of Proxy Materials, the proxy card, or the information forwarded by your bank, broker, or other stockholder of record, as applicable, concerning each of these voting options.
     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Builders FirstSource, Inc.

Paul S. Levy
Chairman of the Board
April 14, 2011

Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600, Dallas, Texas 75201
_______________
Official Notice of Annual Meeting of Stockholders
To our Stockholders:
     The annual meeting of stockholders of Builders FirstSource, Inc. will take place at the corporate headquarters of Builders FirstSource, Inc. at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 on Wednesday, May 25, 2011, at 9:00 a.m., local time, for the purpose of considering and acting upon the following:
     (1) The election of directors;
     (2) An advisory vote on the compensation of the named executive officers;
     (3) An advisory vote on the frequency of stockholder votes on executive compensation;
     (4) The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2011; and
     (5) Any other business that may properly be brought before the annual meeting or any adjournment thereof.
     Only stockholders of record at the close of business on March 30, 2011 will be entitled to vote at the meeting.
     Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 25, 2011. The Proxy Statement and the 2010 Annual Report on Form 10-K are available at www.bldr.com.

By Order of the Board of Directors,

Donald F. McAleenan
Corporate Secretary
April 14, 2011
IMPORTANT:
     Please see the Question and Answer section on page 4 of this Proxy Statement for instructions on what you need to do to attend the annual meeting in person. Please note that the doors to the annual meeting will open at 8:30 a.m. and will close promptly at 9:00 a.m. Whether or not you expect to personally attend, we urge you to vote your shares at your earliest convenience to ensure the presence of a quorum at the meeting. Promptly voting your shares via the internet, by telephone via toll-free number, or, if you elect to receive your proxy materials by mail, by signing, dating, and returning the enclosed proxy card, will save us the expense and extra work of additional proxy solicitation. Because your proxy is revocable at your option, submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so. Please refer to the voting instructions included on the Notice Regarding the Availability of Proxy Materials, proxy card, or the voting instructions forwarded by your bank, broker, or other stockholder of record, as applicable.

TABLE OF CONTENTS

SOLICITATION AND RATIFICATION OF PROXIES	1
GENERAL INFORMATION ABOUT PROXIES AND VOTING	2
Outstanding Stock	2
Internet Availability of Proxy Materials	2
Voting Procedures	2
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING	4
ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION	7
PROPOSAL 1 — ELECTION OF DIRECTORS	7
Class III — Directors with Terms Expiring in 2011	7
CONTINUING DIRECTORS	8
Class I — Directors with Terms Expiring in 2012	8
Class II — Directors with Terms Expiring in 2013	9
INFORMATION REGARDING THE BOARD AND ITS COMMITTEES	9
Board Purpose and Structure	9
Director Independence	9
Board Meetings and Attendance	10
Board Leadership Structure and Role in Risk Oversight	10
Controlled Company Exemption and Committees	10
Audit Committee	11
Compensation Committee	11
Nominating Committee	11
Compensation of Directors	12
Director Compensation Program	12
No Material Proceedings	13
CORPORATE GOVERNANCE	13
Code of Business Conduct and Ethics	13
By-law Provisions on Stockholder Nominations of Director Candidates	14
Policy on Stockholder Recommendations for Director Candidates	14
Policy on the Director Nomination Process	15
Policy on Stockholder-Director Communications	15
Auditor Services Pre-Approval Policy	16
EXECUTIVE COMPENSATION AND OTHER INFORMATION	16
Compensation Discussion and Analysis	16
Summary Compensation Table	24
2010 Grants of Plan-Based Awards	25
Employment Agreements	26
2010 Outstanding Equity Awards at Fiscal Year-End	27
2010 Option Exercises and Stock Vested	28
Potential Payments Upon Termination or Change in Control	28
Summary of Termination Payments and Benefits	30
Compensation Committee Report	31
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	31
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	31
Recapitalization Transactions	32
REPORT OF THE AUDIT COMMITTEE	33
EXECUTIVE OFFICERS OF THE REGISTRANT	34
OWNERSHIP OF SECURITIES	35
Securities Owned by Directors, Executive Officers, and Certain Beneficial Owners	35
Stockholders’ Agreement Between JLL Building Holdings, LLC and Warburg Pincus Private Equity IX, L.P.	37
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	38
EQUITY COMPENSATION PLAN INFORMATION	38
PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	39
PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION	40
PROPOSAL 4 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	40
Fees Paid to PricewaterhouseCoopers LLP	40
STOCKHOLDER PROPOSALS	41
REDUCE PRINTING AND MAILING COSTS	42
OTHER MATTERS	42

i

Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600, Dallas, Texas 75201
_______________
Proxy Statement
Annual Meeting of Stockholders
May 25, 2011
     This Proxy Statement is being furnished by Builders FirstSource, Inc. (the “Corporation,” the “Company,” or “Builders FirstSource”) in connection with a solicitation of proxies by its Board of Directors (the “Board of Directors” or the “Board”) to be voted at the annual meeting of the Corporation’s stockholders to be held on May 25, 2011 (the “annual meeting” or “meeting”). Whether or not you personally attend, it is important that your shares be represented and voted at the annual meeting. Most stockholders have a choice of voting over the internet, by using a toll-free telephone number, or, for stockholders who elect to receive their proxy materials by mail, by completing a proxy card and mailing it in the postage-paid envelope provided. Check the Notice Regarding the Availability of Proxy Materials, your proxy card, or the information forwarded by your bank, broker, or other stockholder of record, as applicable, to determine which voting options are available to you. Please be aware that if you vote over the internet, you may incur costs, such as telecommunication and internet access charges, for which you will be responsible. The internet voting and telephone voting facilities for stockholders of record will be available until 11:59 p.m. eastern daylight time on May 24, 2011. The Notice Regarding the Availability of Proxy Materials was first mailed on or about April 14, 2011.
SOLICITATION AND RATIFICATION OF PROXIES
     If any matters not specifically set forth in this Proxy Statement properly come to a vote at the meeting, the members of the Proxy Committee, comprised of Donald F. McAleenan and M. Chad Crow, will vote regarding those matters in accordance with their best judgments. If a proxy card is signed and returned, it will be voted as specified on the proxy card, or, if no vote is specified, it will be voted “FOR” all nominees presented in Proposal 1, “FOR” Proposals 2 and 4, and “EVERY THREE YEARS” for Proposal 3. At any time before it is exercised, you may revoke your proxy by timely delivery of written notice to the Corporate Secretary, by timely delivery of a properly executed, later-dated proxy (including by internet or telephone vote), or by voting via ballot at the annual meeting. Voting in advance of the annual meeting will not limit your right to vote at the annual meeting if you decide to attend in person. If you are a beneficial owner, but your shares are registered in the name of a bank, broker, or other stockholder of record, to be able to vote in person at the annual meeting you must obtain, from the stockholder of record, a proxy in your name and present it at the meeting. See “Questions and Answers about the Meeting and Voting” in this Proxy Statement for an explanation of the term “stockholder of record.”
     The proxy accompanying this Proxy Statement is being solicited by the Board of Directors. The Corporation will bear the entire cost of this solicitation, including the preparation and delivery of this Proxy Statement, the proxy, and any additional information furnished to stockholders. In addition to using the mail and the internet, proxies may be solicited by directors, executive officers, and other employees of Builders FirstSource or its subsidiaries, in person or by telephone. No additional compensation will be paid to directors, executive officers, or other employees for their services in this regard. Builders FirstSource will also request banks, brokers, and other stockholders of record to forward proxy materials, at the Corporation’s expense, to the beneficial owners of the Corporation’s shares.

GENERAL INFORMATION ABOUT PROXIES AND VOTING
Outstanding Stock
The stockholders of record of Builders FirstSource, Inc. Common Stock (“Common Stock”) at the close of business on March 30, 2011 will be entitled to vote in person or by proxy at the annual meeting. At that time, the Corporation had 96,768,427 outstanding shares of its Common Stock. Each stockholder will be entitled to one vote in person or by proxy for each share of Common Stock held. A quorum for the transaction of business shall be constituted by the presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote. All shares for which proxies or voting instructions are returned are counted as present for purposes of determining the existence of a quorum at the annual meeting.
Internet Availability of Proxy Materials
     As permitted by the Federal securities laws, Builders FirstSource is making this Proxy Statement and 2010 Annual Report on Form 10-K (the “2010 Annual Report”) available to its stockholders primarily via the internet instead of mailing printed copies of these materials to each stockholder. On or about April 14, 2011, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice Regarding Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Proxy Statement and accompanying 2010 Annual Report. These proxy materials are being made available to our stockholders on or about April 14, 2011. The Notice provides instructions regarding how to vote through the internet. The Proxy Statement and 2010 Annual Report are also available on our website at www.bldr.com.
     If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail unless you request printed materials. If you wish to receive printed proxy materials, you should follow the instructions for requesting such materials contained on the Notice.
     If you receive more than one Notice, it means your shares are registered differently and are held in more than one account. To ensure all shares are voted, please either vote each account over the internet or by telephone or sign and return by mail all proxy cards.
Voting Procedures
     Votes cast by proxy or in person at the meeting will be tabulated by representatives from Broadridge Financial Solutions, Inc. Broadridge Financial Solutions, Inc., or such other person that the Chief Executive Officer appoints in their place, will serve as the Inspector of Election at the annual meeting. In addition, the following voting procedures will be in effect for each proposal described in this Proxy Statement:
     Proposal 1. Nominees for available director positions of Builders FirstSource are elected by a plurality of the votes cast at the annual meeting. Abstentions from voting have no effect on the outcome of such vote because the election of directors is determined on the basis of votes cast and abstentions are not counted as votes cast. Please see page 7.
     Proposal 2. The non-binding approval of the 2010 compensation for the Corporation’s named executive officers, including the Corporation’s compensation practices and principles and their implementation, as disclosed in this Proxy Statement requires the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. If you vote by proxy, but abstain from voting on the proposal, your abstention has the same effect as a vote against the proposal. Please see page 39.
     Proposal 3. The non-binding vote on the frequency of advisory votes on executive compensation, such as Proposal 2, requires a plurality of the votes cast for the three options. The frequency option that receives the most affirmative votes of all the votes cast on Proposal 3 is the one that will be deemed approved by the stockholders. Abstentions from voting have no effect on the frequency option that is approved. Please see page 40.
     Proposal 4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm requires the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. If you vote by proxy, but abstain from voting on the proposal, your abstention has the same effect as a vote against the proposal. Please see page 40.

     If any other matters properly come before the meeting that are not specifically set forth on the Notice and in this Proxy Statement, such matters shall be decided by the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting on the matter so proposed, unless otherwise provided in the Corporation’s Amended and Restated Certificate of Incorporation or Amended and Restated By-laws (the “By-laws”) or the Delaware General Corporation Law. None of the members of our Board have informed the Corporation in writing that they intend to oppose any action intended to be taken by the Corporation.
     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE OF THIS PROXY STATEMENT.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
1. What is a proxy?
     A proxy is your legal designation of another person, called a proxy holder, to vote the shares that you own. We designated Donald F. McAleenan, our Senior Vice President and General Counsel, and M. Chad Crow, our Senior Vice President and Chief Financial Officer, to act as proxy holders at the annual meeting as to all shares for which proxy cards are returned or voting instructions are provided by internet or telephone.
2. What is a proxy statement?
     A proxy statement is a document that the Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to provide a proxy (by voting by phone or internet or, if applicable, by returning a proxy card) designating the proxy holders described above to vote on your behalf.
3. What is the difference between a stockholder of record and a stockholder who holds stock in street name, also called a “beneficial owner?”
     If your shares are registered in your name at our transfer agent, BNY Mellon Shareowner Services, you are a stockholder of record.
     If your shares are registered at BNY Mellon Shareowner Services in the name of a broker, bank, trustee, nominee, or other similar stockholder of record on your behalf, your shares are held in street name and you are the beneficial owner of the shares.
4. How do you obtain admission to the annual meeting?
     Stockholders of Record. Stockholders of record must bring a government-issued photo identification card to gain admission to the annual meeting.
     Street Name Holders. To obtain admission to the annual meeting, a street name holder must (1) bring a government-issued photo identification card and (2) ask his or her broker or bank for a legal proxy and must bring that legal proxy with him or her to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy. Please note that if you own shares in street name, and you are issued a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person.
5. What different methods can you use to vote?
     By Written Proxy. Stockholders who elect to receive their proxy materials by mail may vote by mailing the written proxy card.
     By Telephone and Internet Proxy. All stockholders of record may also vote by telephone from the U.S., using the toll-free telephone number provided on the Notice or proxy card or in the website listed on the Notice, or by the internet, using the procedures and instructions described in the Notice or proxy card. Street name holders may vote by telephone or the internet if their bank, broker, or other stockholder of record makes those methods available. If that is the case, the bank, broker, or other stockholder of record will enclose the instructions with the Proxy Statement or other notice of the meeting. The telephone and internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, allow stockholders to vote their shares, and confirm that their instructions have been properly recorded.
     In Person. All stockholders may vote in person at the meeting (unless they are street name holders without a legal proxy, as described in question 4).
6. What is the record date and what does it mean?
     The record date for the annual meeting is March 30, 2011. The record date is established by the Board of Directors as required by Delaware law. Stockholders of record at the close of business on the record date are entitled to receive notice of the annual meeting and to vote their shares at the meeting.

7. What are your voting choices for director nominees, and what vote is needed to elect directors?
     For the vote on the election of the Class III director nominees to serve until the 2014 annual meeting, stockholders may:
•	vote in favor of all nominees,

•	vote to withhold votes from all nominees, or

•	vote to withhold votes as to specific nominees.
     Directors will be elected by a plurality of the votes cast in person or by proxy at the annual meeting. Accordingly, abstentions have no effect on Proposal 1. The Board recommends a vote “FOR” each of the director nominees.
8. What is a plurality of the votes?
     In order to be elected, a director nominee does not have to receive votes in favor from a majority of the votes cast for directors. Instead, the four nominees elected will be those who receive the most affirmative votes of all the votes cast on Proposal 1 in person or by proxy at the meeting.
9. What are your voting choices on the advisory vote to approve the 2010 compensation of the Corporation’s named executive officers, including the Corporation’s compensation practices and principles and their implementation?
     In the non-binding vote to approve the 2010 compensation of the Corporation’s named executive officers, including the Corporation’s compensation practices and principles and their implementation, as discussed and disclosed in this Proxy Statement, stockholders may:
•	vote in favor of the proposal,

•	vote against the proposal, or

•	abstain from voting on the proposal.
     This proposal requires the affirmative vote of a majority of the votes represented and entitled to vote at the annual meeting. Accordingly, abstentions have the effect of a vote “against” Proposal 2. This is an advisory vote, and, as such, is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will consider the results of the vote when setting the compensation of the Company’s executive officers in the future. The Board recommends a vote “FOR” Proposal 2.
10. What are your voting choices on the non-binding vote regarding how frequently future advisory votes on executive compensation, such as Proposal 2, will occur?
     Stockholders are invited to express their views on how frequently advisory votes on executive compensation, such as Proposal 2, will occur. Stockholders can advise the Board and the Compensation Committee on whether such votes should occur:
•	every year,

•	every two years,

•	every three years, or

•	abstain from voting.
     The frequency deemed selected will be the option receiving a plurality of the votes cast in person or by proxy at the annual meeting. Accordingly, abstentions have no effect on Proposal 3. This vote is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will consider the results of the vote when deciding when to call for the next advisory vote on executive compensation. A scheduling vote similar to this will occur at least once every six years. The Board recommends a vote for “EVERY THREE YEARS.”

11. What are your voting choices on the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm, and what vote is needed to ratify their appointment?
     In the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2011, stockholders may:
•	vote in favor of the ratification,

•	vote against the ratification, or

•	abstain from voting on the ratification.
     The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. Accordingly, abstentions will have the effect of a vote “against” Proposal 4. The Board recommends a vote “FOR” Proposal 4.
12. What if a stockholder does not specify a choice for a matter when returning a proxy card?
     Stockholders should specify their choice for each proposal described on the proxy card, if they receive one. However, proxy cards that are signed and returned, but for which no specific instruction is given, will be voted “FOR” all the director candidates listed in Proposal 1, “FOR” Proposals 2 and 4, and for an advisory vote on executive compensation “EVERY THREE YEARS” in Proposal 3.
13. How are broker non-votes counted?
     If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will be treated as not entitled to vote on that matter. Brokers do not have the discretionary authority to vote on Proposals 1, 2, or 3. Broker non-votes will not have any effect on the voting results.

ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION
     There are currently ten members of the Board of Directors. Pursuant to the Corporation’s By-laws, the Board is “classified,” which means it is divided into three classes of directors based on the expiration of their terms. Under the classified Board arrangement, directors are elected to terms that expire on the annual meeting date three years following the annual meeting at which they were elected and the terms are “staggered” so that the terms of approximately one-third of the directors expire each year. Accordingly, Proposal 1 seeks the election of four directors to fill the directorships whose terms expire in 2011.
     The terms of four directors, Paul S. Levy, David A. Barr, Cleveland A. Christophe, and Craig A. Steinke, will expire at the annual meeting in 2011. The Board of Directors has nominated Messrs. Levy, Barr, Christophe, and Steinke for election to a term that will expire at the annual meeting in 2014.
     Unless otherwise indicated, all proxies that authorize the proxy holders to vote for the election of directors will be voted “FOR” the election of the nominees listed below. If a nominee becomes unavailable for election as a result of unforeseen circumstances, it is the intention of the proxy holders to vote for the election of such substitute nominee, if any, as the Board of Directors may propose. As of the date of this Proxy Statement, each of the nominees has consented to serve and the Board is not aware of any circumstances that would cause a nominee to be unable to serve as a director.
PROPOSAL 1 — ELECTION OF DIRECTORS
     The Board of Directors nominated the following directors for election. Each of the following nominees, a current director with a term expiring at the 2011 annual meeting, furnished to the Corporation the following information with respect to his principal occupation or employment and public company directorships:
Class III — Directors with Terms Expiring in 2011
     Paul S. Levy, Director and Chairman of the Board, age 63. Mr. Levy became a director in 1998. Mr. Levy is a Managing Director of JLL Partners, Inc., which he founded in 1988. In the last five years, he served on the boards of the following public companies: Patheon, Inc. (current), PGT, Inc. (current), and IASIS Healthcare, LLC (current). The Board believes Mr. Levy’s extensive experience in buying and managing a variety of businesses is of great value to the Board and the Corporation.
     David A. Barr, Director, age 47. Mr. Barr became a director in February of 2006. Mr. Barr has served as a general partner of Warburg Pincus & Co and a managing director of Warburg Pincus, LLC since January 2001 and is involved in leveraged buy-out and special situations activities in the United States. Mr. Barr was a managing director at Butler Capital and focused on leveraged buy-out transactions for more than 10 years prior to joining Warburg Pincus in 2000. He also previously worked at Goldman Sachs. He received a B.A. in economics from Wesleyan University and an M.B.A. from Harvard Business School. In the last five years, he served on the boards of the following public companies: Neiman Marcus, Inc. (current), TransDigm Group Incorporated (current), Polypore International, Inc. (current), Wellman, Inc. (previous), and Eagle Family Foods Holdings, Inc./Eagle Family Foods, Inc. (previous). He also currently serves on the board of directors of Scotsman Industries Inc. Mr. Barr’s extensive experience in corporate finance and his service on a number of public company boards brings additional depth and perspective to the Board’s deliberations.
     Cleveland A. Christophe, Director, age 65. Mr. Christophe became a director in September of 2005 and is the Chairman of the Compensation Committee and a member of the Audit Committee and the Nominating Committee. The Board of Directors affirmatively determined that he qualifies as an independent director. Mr. Christophe was named President of US&S, Inc., a supplier of services and materials primarily to various agencies of the U.S. Government, in 2009. Mr. Christophe is also the Managing Partner of TSG Capital Group, a private equity investment firm, which he founded in 1992. Previously, Mr. Christophe was Senior Vice President of TLC Group, L.P. From 1971 to 1987, Mr. Christophe held numerous senior positions with Citibank, N.A. He has been a Chartered Financial Analyst since 1975. The Board believes Mr. Christophe’s substantial managerial experience, financial expertise, and prior service on public company audit committees position him to make valuable contributions to the Board.

     Craig A. Steinke, Director, age 54. Mr. Steinke became a director in June of 2006 and is the Chairman of the Nominating Committee and a member of the Audit Committee. The Board of Directors affirmatively determined that he qualifies as an independent director. Since September 2010, Mr. Steinke has served as a director and full-time adviser for Lazer Spot Inc., which specializes in providing logistics support to Fortune 500 companies. Prior to that, he was President and Chief Executive Officer of GPX International Tire Corporation, an international manufacturer and distributor of branded industrial and off road equipment tires, and a director of its parent, GPX International, Inc. From 2001 to 2007, Mr. Steinke was President and Chief Executive Officer of Eagle Family Foods, Inc., a consumer products company in the food industry. Prior to his appointment as CEO in 2001, he served as Chief Financial Officer of Eagle Family Foods from 1998 to 2001. His previous positions held include Senior Vice President and Group General Manager of BHP Copper, a significant natural resource company, and President of Magma Metals, a billion-dollar subsidiary of Magma Copper Company. Mr. Steinke, a C.P.A., has nine years of public accounting experience with Arthur Andersen & Company. In the last five years, he served on the boards of the following public companies: Eagle Family Foods Holdings, Inc./Eagle Family Foods, Inc (previous). He also currently serves on the board of directors of Alliance Tires Americas, Inc. The Board recognizes that Mr. Steinke’s extensive experience at the senior executive management level allows him to make significant contributions to the development of the Corporation’s business strategy.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.
CONTINUING DIRECTORS
     The background and business affiliations of the Corporation’s other directors, whose terms of service continue beyond 2011, are set forth below:
Class I — Directors with Terms Expiring in 2012
     Michael Graff, Director, age 59. Mr. Graff became a director in February of 2006. He has served as a general partner of Warburg Pincus & Co and a managing director of Warburg Pincus, LLC since 2003. Mr. Graff is currently involved with the firm’s leveraged buy-out and special situation activities, focusing primarily on the industrial sector. He was President and Chief Operating Officer of Bombardier Aerospace before joining Warburg Pincus. Previously, he was a partner at McKinsey & Company in New York, London, and Pittsburgh. Mr. Graff received an A.B. from Harvard College in economics and an M.S. from the Sloan School of Management at the Massachusetts Institute of Technology. In the last five years, he served on the boards of the following public companies: TransDigm Group Incorporated (current) and Polypore International, Inc. (current). The Board believes that, based on the knowledge and experience he obtained as a senior executive officer and his many years as a consultant, Mr. Graff provides sound judgment and excellent perspective on business management to the Board.
     Robert C. Griffin, Director, age 63. Mr. Griffin became a director in June of 2005 and is the Chairman of the Audit Committee and a member of the Nominating Committee. The Board of Directors affirmatively determined that he qualifies as an independent director. In March 2002, Mr. Griffin retired from Barclays Capital, where from June 2000 to March 2002 he was Head of Investment Banking, Americas and a member of the Management Committee. Prior to joining Barclays Capital, Mr. Griffin was a member of the Executive Committee for the Montgomery Division of Banc of America Securities and held a number of positions with Bank of America, including Group Executive Vice President and Head of Global Debt Capital Raising and as a Senior Management Council Member. In the last five years, he served on the boards of the following public companies: Commercial Vehicle Group, Inc. (current) and Sunair Services Corporation (previous). The Board recognizes that Mr. Griffin’s broad experience in the financial and investment world and his service on other public company boards brings a very important perspective to the Board.
     Brett N. Milgrim, Director, age 42. Mr. Milgrim became a director in 1999. From 1997 until early 2011, he was a Managing Director of JLL Partners, Inc. In the last five years, he served on the board of the following public company: PGT, Inc. (current). The Board believes that Mr. Milgrim is extremely knowledgeable regarding all aspects of corporate finance and the capital markets, and this knowledge is of great importance to the Board.

Class II — Directors with Terms Expiring in 2013
     Ramsey A. Frank, Director, age 50. Mr. Frank became a director in 2001 and is a member of the Compensation Committee. Mr. Frank is a Managing Director of JLL Partners, Inc., which he joined in 1999. From January 1993 to July 1999, Mr. Frank was a Managing Director at Donaldson, Lufkin & Jenrette, Inc., where he headed the restructuring group and was a senior member of the leveraged finance group. In the last five years, he served on the boards of the following public companies: PGT, Inc. (current) and Patheon, Inc. (current). Mr. Frank brings to the Board substantial experience in corporate finance, as well as experience as a director of a variety of private and publicly traded entities.
     Kevin J. Kruse, Director, age 41. Mr. Kruse became a director in February of 2006 and is a member of the Compensation Committee. Mr. Kruse was a managing director of Warburg Pincus, LLC from January 2006 until December 2010 and was employed by Warburg Pincus, LLC since February 2002. Prior to joining Warburg Pincus, LLC, Mr. Kruse was employed by AEA Investors, Inc. Prior to that, he was employed by Bain & Co., Inc., a management consulting firm. In the last five years, he served on the boards of the following public companies: Polypore International, Inc. (current), TransDigm Group Incorporated (previous), Knoll, Inc. (previous), and Wellman, Inc. (previous). The Board believes Mr. Kruse’s broad experience in investing and his service on the boards of several public companies is a significant asset to the Board.
     Floyd F. Sherman, Chief Executive Officer, President, and Director, age 71. Mr. Sherman has been our Chief Executive Officer and a director since 2001, when he joined the Corporation. He has served as President of the Corporation since February 2008 and from 2001 until October 2006. Prior to joining the Corporation, he spent 28 years at Triangle Pacific/Armstrong Flooring, the last nine of which he served as Chairman and Chief Executive Officer. In the last five years, he served on the board of the following public company: PGT Industries, Inc. (current). The Board believes Mr. Sherman’s role as Chief Executive Officer of the Corporation and his over 40 years of experience in the building products industry make him an essential Board member.
INFORMATION REGARDING THE BOARD AND ITS COMMITTEES
Board Purpose and Structure
     The mission of the Board is to provide strategic guidance to the Corporation’s management, to monitor the performance and ethical behavior of the Corporation’s management, and to maximize the long-term financial return to the Corporation’s stockholders, while considering and appropriately balancing the interests of other stakeholders and constituencies. The Board consists of ten directors.
Director Independence
     The Board of Directors is comprised of one management director, Mr. Sherman, who is the Corporation’s President and CEO, and nine non-management directors. In 2010, our Board of Directors affirmatively determined that Messrs. Christophe, Griffin, and Steinke are “independent” under the director independence criteria adopted under the Nasdaq Marketplace Rules (the “Nasdaq Rules”). In addition, our Board of Directors affirmatively determined that Messrs. Christophe, Griffin, and Steinke are also “independent” under the SEC’s standards for independent audit committee members. As a result, the Nominating Committee and the Audit Committee, which both consist of Messrs. Steinke, Christophe, and Griffin, are comprised solely of independent directors.
     As part of its annual evaluation of director independence, the Board examined, among other things, whether any transactions or relationships exist currently, or existed during the past three years, between each independent director and the Corporation or its subsidiaries, affiliates, equity investors, or independent registered public accounting firm (the “auditors”). If such transactions or relationships exist, the Board reviews the nature of those transactions or relationships under the relevant Nasdaq and SEC standards. The Board also examined whether there are, or have been within the past year, any transactions or relationships between each independent director and members of the senior management of Builders FirstSource or its affiliates. As a result of this evaluation, the Board affirmatively determined that each of Messrs. Christophe, Griffin, and Steinke is independent under those criteria. Each year, the independent directors meet in regularly scheduled executive sessions outside the presence of management representatives. Interested parties, including stockholders, may communicate with the Chairman or the independent directors as a group through the process described in this Proxy Statement under the heading “Policy on Stockholder-Director Communications.”

Board Meetings and Attendance
     In 2010, our Board of Directors met four times, our Audit Committee met ten times, our Compensation Committee met four times, and our Nominating Committee met two times, including regularly scheduled and special meetings. During 2010, each of the Corporation’s directors attended at least 75% percent of the combined meetings of the Board and any committee on which he served. Pursuant to the Builders FirstSource, Inc. Policy on Director Attendance at Annual Meetings of Stockholders (available on the Governance section of our website), all directors are strongly encouraged to attend the annual meeting in person. Any director who is unable to attend an annual meeting of stockholders is expected to notify the Chairman of the Board in advance of such meeting. In 2010, one member of the Board attended our annual meeting in person and five members were available by conference call.
Board Leadership Structure and Role in Risk Oversight
     The Board is led by the Chairman of the Board, Paul Levy, who is affiliated with JLL Partners, Inc. Floyd Sherman, the Corporation’s Chief Executive officer and the only employee Director, does not have any formal leadership role with the Board. Mr. Levy takes a leading role in establishing the timing, agenda, and procedure of Board meetings. However, each of the Directors actively participates in guiding the actions of the Board. The Board has determined that this leadership structure is appropriate and effective due to the Board’s size, the working relationship that has developed between the Directors as a result of their length of service on the Board, and the significant experience that the members of the Board have as directors and members of senior management with other companies.
     The Corporation’s Board of Directors recognizes that, although day-to-day risk management is primarily the responsibility of the Corporation’s management team, the Board plays a critical role in the oversight of risk management. In that light, the Board is active, as a whole and also at the committee level, in reviewing management’s assessment of the major risks facing the Corporation and management’s processes for monitoring and controlling these risks. The Board regularly receives information from senior management regarding the Corporation’s financial results, credit, liquidity, operations, and other matters, as well as reports from the Corporation’s Audit Committee and Compensation Committee. During its review of such information, the Board discusses and analyzes risks associated with each area, as well as risks associated with new business ventures and those relating to the Company’s executive compensation plans and arrangements. The Board assumes ultimate responsibility for ensuring that the Corporation’s management adequately assesses the risks facing the Corporation and appropriately manages those risks.
     The Audit Committee is specifically responsible for overseeing and monitoring the quality and integrity of the Corporation’s financial reports and other financial information provided to its stockholders. This includes reviewing the results of management’s risk assessment and compliance with management policies as they relate to financial reporting. The Audit Committee also monitors the Corporation’s compliance with legal and regulatory requirements and the risks associated therewith. On a regular basis, the Audit Committee reviews with senior management significant areas of risk exposure, including financial reporting controls, operational risks, pending litigation, employee issues, and issues arising from complaints to the Corporation’s hotline and other risk detection mechanisms.
     The Compensation Committee reviewed with management the design and operation of our compensation programs for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Corporation. After conducting its evaluation, the Compensation Committee concluded that the Corporation’s compensation programs do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the Corporation.
Controlled Company Exemption and Committees
     As of the date hereof, we are a “controlled company” for purposes of Rule 5615(c) of the Nasdaq Rules by virtue of the fact that JLL Building Holdings, LLC and Warburg Pincus Equity IX, L.P., who publicly filed a notice that they are acting as a group pursuant to the Schedule 13D Amendment No. 6 filed by Building Products, LLC on June 24, 2010, collectively hold 50.4% of the outstanding voting power of our outstanding Common Stock as of March 31, 2011. As a controlled company, we are exempt from the provisions of the Nasdaq Rules that require us to have a board of directors comprised of a majority of independent directors and to maintain compensation and nominating committees comprised solely of independent directors. If we cease to be a controlled company under the Nasdaq Rules, we will come into full compliance with all of the requirements thereof within the applicable transition periods provided by the Nasdaq Rules.

Audit Committee
     The Audit Committee is composed of three independent directors (as that term is defined by the Nasdaq Rules and SEC regulations), Messrs. Christophe, Griffin, and Steinke. Mr. Griffin serves as the Chairman of the Audit Committee. The Board of Directors affirmatively determined that all Audit Committee members are financially literate and possess “financial sophistication” as defined by the Nasdaq Rules. Messrs. Christophe, Griffin, and Steinke were also designated by the Board as audit committee “financial experts” under the SEC’s guidelines. The Board further determined that Messrs. Christophe, Griffin, and Steinke meet the independence standards of both the SEC regulations and the Nasdaq Rules for audit committee members. The Board adopted an amended charter for the Audit Committee on October 25, 2010. A copy of this charter is available on the Governance section of our website at www.bldr.com.
     The primary function of the Audit Committee is to assist the Board of Directors of the Corporation in fulfilling its oversight responsibilities relating to (i) the quality and integrity of the Corporation’s financial reports and other financial information provided by the Corporation to its stockholders, the public, and others, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the auditors’ qualifications, independence, and performance, and (iv) the performance of the Corporation’s internal audit function, including its internal control systems. The Audit Committee’s functions include preparation of the audit committee report included in this Proxy Statement. The Audit Committee is also annually required to evaluate its performance and review and assess the adequacy of its charter.
Compensation Committee
     The Compensation Committee is composed of three directors, Messrs. Christophe, Frank, and Kruse. Mr. Christophe serves as the Chairman of the Compensation Committee. The Board adopted a charter for the Compensation Committee on July 27, 2006. A copy of this charter is available on the Governance section of our website at www.bldr.com.
     The Compensation Committee is charged with (i) annually reviewing and recommending to the Board, for the Board’s approval, all Corporation goals and objectives relevant to the Chief Executive Officer’s compensation, (ii) annually evaluating the Chief Executive Officer’s performance in light of the Corporation’s goals and objectives, (iii) annually reviewing and recommending to the Board for its approval the Chief Executive Officer’s base salary, incentive compensation levels, and perquisites and other personal benefits based on the Compensation Committee’s evaluation of the Chief Executive Officer’s performance relative to the Corporation’s goals and objectives, (iv) annually reviewing, evaluating, and recommending to the Board for its approval the base salary level, incentive compensation levels, and perquisites and other personal benefits of the other named executive officers of the Corporation, (v) reviewing and making recommendations to the Board regarding any employment, severance, or termination arrangements to be made with any executive officer of the Corporation, (vi) making recommendations to the Board with respect to awards under the Corporation’s 2005 Equity Incentive Plan and making grants under the Company’s 2007 Incentive Plan, (vii) making regular reports to the Board concerning the activities of the Compensation Committee, (viii) performing an annual performance evaluation of the Compensation Committee, and (ix) performing other activities as the Compensation Committee or Board may deem appropriate. The Compensation Committee is not specifically authorized to delegate these duties. Information regarding the role of the Compensation Committee and its processes and procedures for considering and determining executive compensation is set forth in the “Compensation Discussion and Analysis” later in this Proxy Statement.
Nominating Committee
     The Nominating Committee is composed of three independent directors, Messrs. Steinke, Christophe, and Griffin. Mr. Steinke serves as the Chairman of the Nominating Committee. The Board adopted a charter for the Nominating Committee on February 23, 2010. A copy of this charter is available on the Governance section of our website at www.bldr.com.
     The Nominating Committee was formed to (i) identify individuals qualified to become Board members, consistent with criteria approved by the Board, (ii) recommend to the Board the persons to be nominated for election as directors at any meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board, and (iii) recommend to the Board the directors to be appointed to each committee of the Board.

Compensation of Directors
     The following table sets forth the cash and other compensation paid by the Corporation to the members of the Board of Directors of the Corporation for all services in all capacities during 2010.

Fees Earned or
	Paid in Cash	Stock Awards	Total
Name(1)	($)	($)(2)	($)

David A. Barr(1)	—	—	—
Cleveland A. Christophe	55,000	127,039	182,039
Ramsey A. Frank(1)	—	—	—
Michael Graff(1)	—	—	—
Robert C. Griffin	55,000	127,039	182,039
Kevin J. Kruse(1)	—	—	—
Paul S. Levy(1)	—	—	—
Brett N. Milgrim(1)	—	—	—
Floyd F. Sherman(3)	—	—	—
Craig A. Steinke	54,168	127,039	181,207

(1)	Messrs. Barr, Frank, Graff, Kruse, Levy, and Milgrim are currently ineligible for compensation for their service on the Board and its committees.

(2)	Reflects the aggregate grant date fair value of restricted stock awards granted in 2010. The fair value of these awards was determined in accordance with the Compensation — Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The fair value of the restricted stock awards was equal to the closing price of our Common Stock on the grant date.

(3)	As an employee of the Corporation, Mr. Sherman does not receive any compensation for his service as a director. The compensation he receives as an employee is set forth in “Executive Compensation and Other Information” below.
     The following table shows the total number of restricted shares held as of December 31, 2010:

Number of
Name	Restricted Shares
Christophe	59,364
Griffin	59,364
Steinke	59,364
Director Compensation Program
     The directors who the Board affirmatively determined to be independent in 2010 are compensated pursuant to the Amended and Restated Independent Director Compensation Policy adopted by the Board. Such independent directors receive: (i) an annual cash retainer of $50,000, payable quarterly, and (ii) an annual cash retainer of $5,000 for service as the chairperson of a committee of the Board. Independent directors do not receive separate per meeting fees. These independent directors also receive annual restricted stock awards. The number of shares in these awards is determined by dividing a dollar value ($50,000 per year) by the fair market value of our Common Stock on the date of grant.
     Messrs. Christophe, Griffin, and Steinke each received a special one-time grant of 36,000 restricted shares in 2010 in addition to the standard annual grant of $50,000 in restricted stock pursuant to the Amended and Restated Independent Director Compensation Policy. These options vest in three equal tranches on August 1, 2011, 2012, and 2013.
     We did not pay compensation to individuals serving on our Board or its committees who are employees of the Corporation or who were not affirmatively determined by the Board to be independent in 2010.

No Material Proceedings
     As of March 31, 2011, there are no material proceedings to which any director, executive officer, or affiliate of the Corporation or any owner of more than five percent of the Common Stock, or any associate of any of the foregoing, (i) is a party adverse to the Corporation or any of its subsidiaries or (ii) has a material interest adverse to the Corporation or any of its subsidiaries.
     Mr. Steinke was the President and Chief Executive Officer of GPX International Tire Corporation, which filed for voluntary bankruptcy on October 1, 2009 with the support of its senior lenders to effectuate sales of its businesses under Section 363 of the United States Bankruptcy Code. The United States Bankruptcy Court approved the sales in December, 2009, and the sales were consummated in January, 2010.
CORPORATE GOVERNANCE
     Builders FirstSource is committed to conducting its business in a way that reflects best practices, as well as the highest standards of legal and ethical conduct. To that end, the Board of Directors approved a comprehensive system of corporate governance documents. These documents are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. These policies embody the principles, policies, processes, and practices followed by the Board, executive officers, and employees in governing the Corporation and serve as a flexible framework for sound corporate governance.
Code of Business Conduct and Ethics
     Builders FirstSource and its subsidiaries endeavor to do business according to the highest ethical and legal standards, complying with both the letter and spirit of the law. Our Board of Directors approved a Code of Business Conduct and Ethics that applies to the Corporation’s directors, officers (including our principal executive officer, principal financial officer, and controller), and employees. Our Code of Business Conduct and Ethics is administered by the Compliance Committee, which is made up of representatives from our Finance, Legal, Human Resources, and Internal Audit Departments. Our employees are encouraged to report any suspected violations of laws, regulations, or the Code of Business Conduct and Ethics and all unethical business practices. We provide a continuously monitored hotline for anonymous reporting by employees. Our Board of Directors also approved a Supplemental Code of Ethics for Chief Executive Officer, President, and Senior Financial Officers of Builders FirstSource, Inc., which is administered by our General Counsel. Both policies can be found on the Governance section of our corporate website at www.bldr.com. Stockholders may request a free copy of these policies by contacting the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201.
     In addition, within four business days of:
•	any amendment to our Code of Business Conduct and Ethics or our Supplemental Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, or Controller, or

•	the grant of any waiver, including an implicit waiver, from a provision of one of these policies to one of these officers that relates to one or more of the items set forth in Item 406(b) of Regulation S-K, we will provide information regarding any such amendment or waiver (including the nature of any waiver, the name of the person to whom the waiver was granted, and the date of the waiver) on our website at the internet address above. Such information will be available on our website for at least a 12-month period. In addition, we will disclose any amendments and waivers to our Code of Business Conduct and Ethics and our Supplemental Code of Ethics as required by the Nasdaq Rules.

By-law Provisions on Stockholder Nominations of Director Candidates
     Builders FirstSource’s By-laws provide that no director may be nominated by a stockholder for election at a meeting unless the stockholder (i) has delivered to the Corporate Secretary, within the time limits described in the By-laws, a written notice containing the information specified in the By-laws and (ii) was a stockholder of record (a) at the time such notice was delivered to the Corporate Secretary and (b) on the record date for the determination of stockholders entitled to notice and to vote at the meeting at which such director is standing for election. Accordingly, in order for a stockholder’s nomination of a person for election to the Board of Directors to be considered by the stockholders at the 2012 annual meeting in accordance with the Corporation’s By-laws, the required written notice must be received by our Corporate Secretary on or after January 26, 2012, but no later than February 25, 2012. Only individuals nominated in accordance with the procedures set forth in the By-laws are eligible to stand for election as directors at a meeting of stockholders and to serve as directors. A copy of the By-laws may be obtained on the Governance section of our website at www.bldr.com, by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, or by e-mail at inforequest@bldr.com. The foregoing is subject to the Corporation’s obligations under SEC Rule 14a-8 regarding the inclusion of stockholder proposals in the Corporation’s proxy statements, which is further described below in “Stockholder Proposals.”
Policy on Stockholder Recommendations for Director Candidates
     The Nominating Committee adopted a Policy on Stockholder Recommendations for Director Candidates to describe the process by which the Nominating Committee (in preparing their recommendation of director nominees to the Board) will consider candidates for director recommended by stockholders in accordance with the Corporation’s By-laws. A current copy of the Policy on Stockholder Recommendations for Director Candidates is available on the Governance section of our website at www.bldr.com. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:
•	The name and record address of the stockholder and evidence of such stockholder’s ownership of the Corporation’s stock, including the number of shares owned and the length of time of ownership;

•	Whether the stockholder intends to appear in person or by proxy at the meeting to make the nomination;

•	A description of all arrangements or understandings between the stockholder and the nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is made;

•	The name, age, residence, business address, and principal occupation of the candidate; the candidate’s resume or a listing of his or her qualifications to be a director of the Corporation; the number of shares of the Corporation’s stock, if any, owned beneficially or of record by the candidate; and the candidate’s consent to be named as a director if selected and nominated by the Board; and

•	Any other information relating to either the stockholder or the candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.
     The stockholder recommendation and information described above must be sent to the Corporate Secretary, at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 and must be delivered to, or mailed and received by, the Corporate Secretary (i) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders (provided, however, that if the annual meeting is called for a date not within thirty (30) days before or after such anniversary date, notice by the stockholder, in order to be timely, must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first) and (ii) in the case of a special meeting of stockholders called to elect directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

Policy on the Director Nomination Process
     The Nominating Committee adopted a Policy on the Director Nomination Process that describes the process followed by the Nominating Committee to identify, evaluate, and recommend future director candidates for selection by the full Board. A current copy of the Policy on the Director Nomination Process is available on the Governance section of our website at www.bldr.com.
     The Nominating Committee believes the minimum qualifications for serving as a director of the Corporation are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Corporation and have a record and reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director shall be those people who, after taking into account their skills, expertise, integrity, character, judgment, age, independence, corporate experience, length of service, diversity of background and experience, conflicts of interest, and commitments, including, among other things, service on the boards (or comparable governing bodies) of other public companies, private business companies, or similar organizations, and other qualities, are believed to enhance the Board’s ability to manage and direct, in an effective manner, the affairs and business of the Corporation, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation, or the Nasdaq Rules.
     A nominee for director should have an understanding of the workings of large business organizations such as the Corporation, as well as the ability to make independent, analytical judgments, the ability to communicate effectively, and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. In addition, the Nominating Committee will examine a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest, and independence from management and the Corporation.
     The Nominating Committee will identify potential nominees by asking current directors and executive officers to notify the Nominating Committee if they become aware of persons meeting the criteria described above. The Nominating Committee may also, from time to time, engage firms that specialize in identifying director candidates. As described further in the Corporation’s Policy on Stockholder Recommendations for Director Candidates, the Nominating Committee will also consider candidates recommended by stockholders.
     Once a person is identified by the Nominating Committee as a potential candidate, the Nominating Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Nominating Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee will request information from the candidate and review the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating Committee might be considering. In certain instances, the Nominating Committee may conduct one or more interviews with the candidate, contact one or more references provided by the candidate, or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The evaluation process conducted by the Nominating Committee does not vary based on whether or not a candidate is recommended by a stockholder, although the Nominating Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.
     The Nominating Committee considers diversity of background and experience as one of several factors set forth in the Policy on the Director Nomination Process that it takes into account in evaluating a potential director candidate’s qualifications. The Nominating Committee considers all types of diversity in making this determination. The Nominating Committee will generally evaluate the effectiveness of the Policy on the Director Nomination Process annually, including those sections dealing with diversity of background and experience, but does not have a formal review process covering diversity.
Policy on Stockholder-Director Communications
     The Policy on Stockholder-Director Communications describes the process for stockholders to send communications to the Board. Stockholders and other interested parties may contact any member (or all members) of the Board (including without limitation the non-management directors as a group, any Board committee, or any chair of any such committee) in writing by mail or overnight service or electronically. To communicate with the Board of Directors, any individual directors, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent to the Corporation in care of the Corporate Secretary at 2001

Bryan Street, Suite 1600, Dallas, Texas 75201. A current copy of the Policy on Stockholder-Director Communications is available on the Governance section of our website at www.bldr.com.
     All communications received will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that legitimately relate to the business and operation of the Corporation and that are not in the nature of advertising, promotions of a product or service, patently offensive material, charitable requests, repetitive materials, or promotions of a political or similar agenda will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.
Auditor Services Pre-Approval Policy
     Our Audit and Non-Audit Services Pre-Approval Policy, available on the Governance section of our website at www.bldr.com, defines the principles and procedures followed by the Audit Committee in pre-approving audit and non-audit services performed by the Corporation’s independent registered public accounting firm.
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Compensation Discussion and Analysis
     Overview
     In the discussion that follows, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. The persons who served as our Chief Executive Officer and Chief Financial Officer during 2010, as well as the other individuals named in the “Summary Compensation Table,” are referred to as the “named executive officers” or “NEOs” throughout this Proxy Statement.
     Executive Summary
     As for most companies in the housing industry, the past several years have been a very challenging period for us. Due to the ongoing housing downturn, our Company incurred significant operating losses in 2008 and 2009, which adversely affected our liquidity and financial position. In light of these circumstances and the ongoing weak housing market, the Company implemented and successfully closed a rights offering and debt exchange in January 2010, which allowed the Company to reduce its debt by $130 million and provided us with substantial additional cash to fund operations. While the rights offering and debt exchange provided us with additional liquidity and improved our financial flexibility, the Company continued to face a struggling housing market in 2010. In this environment, our Compensation Committee made some important decisions regarding executive compensation during 2010, including the following:
•	Based on senior management’s recommendation, the Compensation Committee and the Board decided to continue a company-wide freeze on salaries, including those of our executive officers, during 2010, as part of the Company’s ongoing expense reduction program.

•	The Compensation Committee and the Board decided to continue the basic company-wide performance-based annual incentive bonus program that was in effect for 2008 and 2009, which we refer to as the Management Incentive Plan. This program, which was adopted in response to the industry downturn, focuses on maximizing current year profitability. The Company did not meet the earnings goals under the 2010 Management Incentive Plan, and therefore the NEOs did not receive any financial performance incentive payment for 2010.

•	In a departure from the 2009 bonus program, the Committee decided to include a discretionary bonus opportunity in the 2010 Management Incentive Plan in order to retain and incentivize key managers. The Committee determined that our NEOs would be eligible for a maximum discretionary bonus of up to 25% of their base salary. However, at the time of adopting the Plan, the Committee determined that payment of discretionary bonuses for 2010 would be contingent not only on the performance of our executives, but also on the condition of the housing market during the year and the Company’s liquidity position at the end of the year. In early 2011, the Committee and the Board, in accordance with senior management’s recommendation, decided that no discretionary bonus payments would be made to our executives for performance during 2010. Although the Committee believes the executive management team performed very well during the year, the Committee decided not to award bonuses in order to reduce the Company’s operating expenses and preserve its liquidity.

•	Following the successful completion of the rights offering and debt exchange discussed above, the Compensation Committee decided to issue significant new equity awards to key managers, including our NEOs, in order to promote retention and provide incentive to management in the current difficult operating environment. The Committee determined that the grant of significant new equity awards was appropriate because (i) no equity awards were issued to our NEOs or other managers in 2009, (ii) our executives’ overall compensation packages had been substantially reduced over the prior two years as a result of the housing downturn and the Company’s expense reduction program, and (iii) the Company does not offer any long-term cash-based profit-sharing program or other types of long-term incentive programs to our NEOs or other managers. Given the significant equity awards made in 2010, the Committee does not expect to issue annual equity awards to our NEOs or our other key managers for the next few years.
Compensation Principles
     Our executive compensation program has been designed to provide a total compensation package that allows us to attract, retain, and motivate executives who have the talent to capably manage our business. Our executive compensation program has historically been guided by several key principles:
•	Our compensation program should provide total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent.

•	Our compensation program should provide incentives to our executive officers to achieve key financial objectives set by the Board of Directors.

•	Our compensation program should provide an appropriate mix of fixed and variable pay components to establish a “pay-for-performance” oriented compensation program.

•	Our compensation program should align the financial interests of executives with stockholder interests by providing significant compensation opportunities in the form of equity awards.
     Although the Compensation Committee is generally guided by all of the principles outlined above, the Committee implemented an executive compensation program for 2010 with a particular focus on “pay-for-performance” in light of the Company’s recent operating results. For example, based on senior management’s recommendation, the Committee did not increase salaries to our NEOs or to other key mangers in 2010, regardless of their individual performance during the year or their level of compensation relative to our peer companies. The Committee also implemented an annual bonus program primarily based on the Company’s EBITA performance, even though there was no realistic expectation that the Company would have positive earnings for the year, as described below. As a result, the salary and bonus components of our 2010 executive compensation program resulted in significantly reduced cash compensation opportunities for our NEOs and our other key managers compared to past years. The Committee believes this was appropriate in light of the ongoing industry downturn, the Company’s expected 2010 financial results and the continuing need to control operating expenses.
     2010 Executive Compensation Process
     Role of the Compensation Committee. Under its charter, the Compensation Committee is responsible for designing our executive compensation program and assisting the Board in discharging its responsibilities relating to executive compensation. During a series of meetings between November 2009 and February 2010, the Compensation Committee established the 2010 compensation framework for our executive officers. As part of its evaluation process, the Committee reviewed compensation proposals and related information from a number of sources, including certain members of our management team, as described below. In February 2010, the Compensation Committee approved, and recommended to our Board of Directors for its ratification, the 2010 compensation program for our NEOs.
     Role of Executives. Our CEO, CFO, and General Counsel, as well as members of our Legal and Finance Departments, assisted the Compensation Committee and the Board in gathering the information needed for their respective reviews of our 2010 executive compensation program. This assistance included the preparation of tally sheets and the assembly of requested compensation data. The

Compensation Committee and the Board also met with our CEO and considered his recommendations for our executive officers (other than himself) with respect to the 2010 compensation program.
     Role of Compensation Consultants. In the past, the Compensation Committee has engaged compensation consultants to assist in its review and evaluation of our executive compensation program. In 2008, the Committee engaged Mercer Human Resource Consulting (“Mercer”) to conduct a review of our compensation program (including base salary, annual bonus plan, and equity awards), to conduct market compensation comparisons for the executive officers, and to make recommendations to the Committee regarding any suggested changes to our executive compensation program. The Committee met with Mercer, reviewed its reports, and considered its advice in connection with structuring our compensation program and setting compensation levels for 2008. For 2009, the Compensation Committee decided that it would not make any significant changes to the structure of the executive compensation program and would generally continue the program that was in effect for 2008, but on a reduced basis in certain respects. For 2010, in light of the extended industry downturn and the Company’s struggling financial performance, the Committee determined that it would not make significant changes to the executive compensation program and would largely continue the program that was in effect for 2009, with the exception of the new equity grant program discussed below. As a result, the Committee decided not to retain a compensation consultant to review the 2010 executive compensation program or to compile peer company compensation data. As noted below, the Committee decided that none of the named executive officers would receive a salary increase for 2010 and the basic annual incentive bonus program established for 2009 would continue in place for 2010 (with certain changes discussed below).
     Market Comparisons. In setting up the structure of our current executive compensation program, which has been in place since 2008, the Compensation Committee examined the competitiveness of our compensation program using peer data provided by Mercer to determine how our compensation levels compare to our overall philosophy and target markets. Due to the lack of publicly-traded companies with whom we compete and the lack of available data for privately-held competitors, we include in our peer group publicly-traded building products companies of generally similar size that serve additional end markets to provide a proxy for the market in which we compete for executive talent. Peer selection is focused on size based on revenues, because revenues provide a reasonable point of reference for comparing like positions and scope of responsibility. As discussed above, we did not rely on market survey data as a material factor in structuring our compensation program or determining compensation levels for 2009 or 2010, but largely continued with the same compensation program, including salary levels and bonus structure, that was in place for 2008. In reviewing market competitiveness and setting compensation levels for 2008, the primary peer group (our “Peer Group”) included:

Armstrong World Industries	Building Materials Holding Corp.
American Woodmark	Louisiana-Pacific
NCI Building Systems	Universal Forest Products
USG	Goodman Global
Gibraltar Industries	Simpson Manufacturing
Apogee Enterprises	Lennox International
     Our 2008 market comparison analysis consisted of all components of direct compensation, including base salary, annual bonus, and long-term incentives. Information gathered from the proxy statements of the Peer Group as well as from Mercer’s proprietary databases were reviewed for this analysis. In addition, in order to more accurately reflect the market in which we compete for executive talent, survey data for comparable positions at companies of generally similar size was analyzed to develop a broader market point of reference. Surveys reviewed were published by leading human resource organizations, including Mercer, and covered approximately 60 to 70 companies per positional match. The companies evaluated in the market surveys were not individually identifiable for a particular executive position, and, therefore, we did not benchmark against any particular company in this regard.

     2010 Review of Total Compensation. A tally sheet affixing dollar amounts for the following components of compensation for each NEO was prepared by management and reviewed by the Compensation Committee: salary, bonus, long-term incentives, accumulated (unrealized) gains under outstanding equity awards, the cost to the Company of perquisites, and projected payout obligations under potential severance and change-in-control scenarios. The Committee utilizes tally sheets as an information resource in order to ensure that the Committee has a comprehensive picture of the compensation program for each executive officer. The tally sheets were used as a reference point by the Committee, but were not a material factor in specific compensation decisions made by the Committee for the 2010 NEO compensation program. Based on its overall review, the Compensation Committee determined that our NEOs’ total compensation (and, in the case of the severance and change-in-control scenarios, the potential payments) in the aggregate was appropriate in light of the continuing industry downturn and the Company’s recent performance, and based on the NEOs’ contributions toward achieving the Company’s business and financial objectives, overall responsibilities, and individual performance.
     Role of the Board of Directors. The Board of Directors is responsible for reviewing and ratifying the decisions and recommendations of the Compensation Committee regarding our executive compensation program. In February 2010, after considering the decisions and recommendations of the Compensation Committee, the Board ratified the 2010 executive officer compensation program.
     Elements of our Compensation Program
     Components of Compensation. There are three main components of our executive compensation program:
•	Base salary,

•	Annual cash incentives, and

•	Long-term equity incentives.
     Reflecting our philosophy to focus on direct (rather than indirect) compensation as the most appropriate means to attract and retain key executive talent, and seeking to maintain an egalitarian culture, we provide very few special benefits to our executive officers that are not generally available to all of our salaried employees. For example, the Board offers few perquisites to our executive officers and no retirement benefits beyond our company-wide 401(k) plan.
     The following sections describe in greater detail each of the elements of our executive compensation program, why they were selected, and how the amounts of each element were determined.
     Base Salary
     Base salary is designed to compensate the executive officers in part for their roles and responsibilities and to provide a stable and fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, we generally consider each executive’s role and responsibilities, unique skills, the salary levels for similar positions in our target market, and internal pay equity. Our compensation philosophy historically has been to target base salaries for our NEOs at or below the market median, with certain exceptions made to reflect increased levels of responsibilities or based on considerations of internal pay equity.
     The factors described above were considered in adjusting and setting NEO salaries for 2008. In February 2009, based on management’s recommendation, the Compensation Committee and the Board implemented a Company-wide freeze on salaries as part of the Company’s expense control program. The Committee and the Board continued the salary freeze in 2010. As a result, no NEO received any salary adjustment or increase for 2009 or 2010, except that Mr. Crow received a salary increase from $240,000 to $350,000 upon his promotion to Senior Vice President and Chief Financial Officer in November 2009. At that time, the Committee determined Mr. Crow’s salary based on his new role and responsibilities, his long-term experience with and contributions to the Company, and internal pay equity.
     At Mr. Sherman’s request, the Board has not raised Mr. Sherman’s salary since he commenced employment with the Corporation in September 2001.

     Annual Cash Incentives
     We provide annual cash bonus opportunities to our executive officers, which are designed to reward the achievement of financial results measured over the current fiscal year. The Compensation Committee selects the financial performance goals applicable to the annual incentive program, which may be based on one or more stockholder-approved performance criteria under our 2007 Incentive Plan. In addition, in order to provide a mechanism to reward individual performance and to facilitate retention of key managers, a portion of each NEO’s annual cash incentive bonus award has historically been payable at the Board’s discretion. Our compensation philosophy historically has been to target annual bonuses at the upper quartile of the market, with the result that our NEO’s would earn above-average cash compensation if the Company’s financial targets for that year are achieved.
     2010 Management Incentive Plan. For 2010, the Committee implemented a company-wide annual cash incentive program (the “2010 Management Incentive Plan”), in which the NEOs participated. The Compensation Committee modeled the 2010 Management Incentive Plan on the 2009 incentive program, again utilizing earnings before interest, taxes, and amortization (“EBITA”) as the primary financial performance metric. However, in a departure from the 2009 program, the Committee decided that the 2010 Management Incentive Plan would not include an incremental bonus component that would be triggered if the Company’s financial results substantially exceeded its operating plan for the year. The Committee determined that this component of the 2009 program, under which no bonuses were paid, had not served as an effective incentive to management to improve the Company’s financial performance during the year. In another departure from the 2009 program, the Committee decided to include a discretionary bonus opportunity based on personal performance in the 2010 Management Incentive Plan, for the reasons discussed below.
     The 2010 Management Incentive Plan established a bonus pool equivalent to 18.5% of EBITA for the entire Company. EBITA is calculated as earnings before interest, taxes, and amortization less an interest charge based upon the Company’s weighted average cost of capital multiplied by average net tangible assets. Of this bonus pool amount, approximately 46% (or 8.5% of total Company EBITA) was attributable to corporate office personnel (the “Corporate Office Bonus Pool”), in which the NEOs participate. These EBITA-based bonus percentages are consistent with the amounts set under the 2008 and 2009 Management Incentive Plans. In determining these amounts, the Committee had reviewed actual bonus payments made to Company managers and to corporate officer personnel in prior years under the Company’s previous bonus plan, and compared those payments to the pro-forma amounts that would have been earned by these managers and personnel if the current bonus program was in place during those years. The Committee’s goal was to set the EBITA bonus percentage at levels that would result in average bonus amounts payable under the current plan that were comparable (although somewhat reduced) to bonuses paid under the prior bonus plan, assuming comparable financial performance by the Company.
     The Committee chose EBITA as the financial performance metric under the 2010 Management Incentive Plan because it believed such a metric focuses management’s efforts on maximizing current year profitability. The Committee concluded that an EBITA-based performance criterion provides an effective incentive to maximize profitability in various market environments and closely aligns management awards to the financial interests of stockholders.
     For 2010, the Committee allocated the following percentages of the EBITA Corporate Office Bonus Pool (which consists of 8.5% of total company EBITA) to the executive officers, as follows:
•	Floyd Sherman — 10.0%,

•	Morris Tolly — 5.75%,

•	Chad Crow — 5.25%,

•	Don McAleenan — 5.25%, and

•	Fred Schenkel — 3.50%.
     These EBITA-based bonus percentages for our NEOs (except Mr. Crow) are the same as those selected by the Committee for the 2008 and 2009 Management Incentive Plans, which included the same EBITA performance component. In originally selecting these bonus percentages for the 2008 Management Incentive Plan, the Committee reviewed actual bonus payments made to the executive officers over the past few years under the prior bonus plan and compared those payments to the pro-forma amounts that would have been earned if the 2008 Management Incentive Plan performance criteria were in place during those years. The Committee determined that the average bonus payments to the NEOs over the prior four years would have been less under the new program by amounts ranging from 16.5% to 25% and that the volatility of bonus payment amounts year-over-year would also have been reduced under the new plan. At that time, the Committee determined that historical bonus payments to the NEOs should on average be reduced as part of the Company’s efforts to reduce ongoing operating expenses. The individual percentages allocated to the NEOs were subjectively determined by the Committee based on the relative importance of each NEO to the operational and financial success of the Company, as well as a general intention that the reduction in executive bonus opportunities should apply proportionally to the NEOs relative to their prior compensation levels. With respect to Mr. Crow, the Committee allocated to him 5.25% of any EBITA Corporate Office Bonus Pool for 2010 following his promotion to Senior Vice President and Chief Financial Officer in November 2009. The Committee subjectively determined this percentage allocation based on Mr. Crow’s new role and responsibilities, his long-term experience with and contributions to the Company, and internal pay equity relative to the other NEOs.
     At the time of adopting the 2010 Management Incentive Plan, it was expected that the Company would realize negative EBITA for the 2010 year given the ongoing housing downturn and, therefore, that the NEOs would not earn any financial performance bonus amounts for 2010. The Committee nevertheless adopted the 2010 Management Incentive Plan based on the EBITA performance criteria because the Company is committed to improving its financial performance, and the Committee believes that the new bonus program will provide appropriate and effective incentives to the management team when the Company returns to profitability.
     Discretionary Individual Performance Component. The Compensation Committee believes that the ability to incentivize individual achievement by executives is important to the Company’s success. In addition, the Committee believes it is critical to have the ability to offer market competitive compensation and to retain key personnel even if overall financial results are down. The Committee is particularly concerned about the retention of key managers given the absence of salary raises and bonuses in 2009 and 2010. The discretionary component of the bonus program was intended to provide the Committee with a mechanism to address these concerns. The Committee determined that our NEOs would be eligible for a maximum discretionary payment of up to 25% of their base salary. The Committee selected this percentage because it believed that was the appropriate amount to accomplish the retention objectives outlined above. The Committee advised our NEOs that the payment of all or a portion of their potential discretionary bonuses for 2010 would be contingent not just on their individual performance, but also on the condition of the housing market during the year and the Company’s liquidity position at the end of the year. The Committee did not include specific performance criteria in the 2010 Management Incentive Plan based on which the amount of discretionary bonus paid to a participant would be determined. In the event the Committee ultimately decided that the Company was in a position to pay discretionary bonuses to our NEOs for 2010 performance, the Committee expected to determine such bonuses based on its review of performance evaluations of our NEOs conducted by Mr. Sherman, the Company’s CEO. In the past, such performance evaluations of our NEOs have included various individual performance criteria, including leadership, job experience and expertise, ability to execute, managerial talent, innovation, customer focus, and other factors. With respect to Mr. Sherman, the Committee expected to determine his discretionary bonus (if any) based on the Committee’s subjective evaluation of his overall job performance during the year.
     2010 Management Incentive Plan Results. The Company incurred a significant operating loss for 2010, and, as a result, the NEOs did not receive any payments under the EBITA performance component. The Committee and the Board, in accordance with senior management’s recommendation, also decided not to award any discretionary bonuses to the NEOs or our other managers for performance in 2010. Although the Committee believes that the executive management team performed very well during the year, the Committee decided not to award discretionary bonuses in order to reduce the Company’s operating expenses and preserve its liquidity.
     Long-Term Equity Incentives
     A key component of our executive compensation program consists of rewards for long-term strategic accomplishments and enhancement of long-term stockholder value through the use of equity-based incentives. We believe that long-term incentive compensation performs an essential role in attracting and retaining talented executives and providing them with incentives to maximize the value of stockholders’ investments. Our compensation philosophy historically has been to set equity awards at or above the median of the market, with some variation.
     Stock options and restricted stock awards are the primary long-term incentive vehicles that we use in our executive compensation program. These award vehicles have been selected by the Compensation Committee due to their retention value and the performance link to our stock price.

     Stock Options. Stock options are granted with an exercise price not less than the market price of the Company’s common stock on the grant date. Options granted in 2010 vest over a period of four years, with no vesting during the first year and 33 1/3% of the options becoming exercisable on each of the second, third, and fourth anniversaries of the grant date as long as the recipient is still employed by us on the date of vesting. Options generally expire after ten years. Stock options only have value if the Company’s stock price appreciates after the options are granted.
     Restricted Stock. Shares of restricted stock granted to key managers in 2010 have the same four-year vesting schedule as described above with respect to stock options. Recipients of shares of restricted stock are entitled to receive dividends (when and if declared) and may vote the shares.
     As noted above, following the successful completion of our rights offering and debt exchange in January 2010, the Compensation Committee decided to issue significant new equity awards to key managers, including our NEOs, in order to retain and incentivize management in the current difficult operating environment. The Committee was particularly concerned about retention in view of competitors’ ongoing recruitment efforts aimed at our key managers, and believed that time-vested equity awards would serve as a critical retention mechanism. The Committee also determined that the grant of significant new equity awards was appropriate because (i) no equity awards were issued to our NEOs or other managers in 2009, (ii) our executives’ overall compensation packages had been substantially reduced over the prior two years as a result of the housing downturn and the Company’s expense reduction program, and (iii) the Company does not offer to our NEOs or other managers any long-term cash-based profit-sharing program or other types of long-term incentive programs.
     In light of the above factors, the Committee developed a new management equity award program for 2010, which included the following parameters:
•	The program would provide for a grant pool of up to 10% of the fully-diluted outstanding stock after completion of the rights offering and debt exchange, with outstanding grants counting toward the 10% number. The 10% pool was believed to be an appropriate balance between providing sufficient retention and incentive value to management and stockholder dilution concerns.

•	Awards to our NEO’s and other key managers would be large enough to cover multiple years of normalized annual grants. The purpose of these relatively large awards (compared to past practice) was to maximize the retention and performance incentives for these key executives in light of reduced compensation opportunities during recent years (specifically, a salary freeze and no incentive bonus payouts). Going forward, annual grants would not be made for the next few years except on a very limited basis.

•	The awards would vest over a four-year period, with no vesting in the first year and vesting in equal installments over the following three years.
     In February 2010, the Compensation Committee granted stock options and restricted stock awards to the named executive officers and other key managers. These awards are reflected in the “2010 Grants of Plan-Based Awards” table later in this Proxy Statement. In determining the equity awards to each executive officer, the Committee engaged in a subjective assessment based on several factors, including the NEO’s scope of job responsibilities, individual performance, historical award data, internal pay equity, and total potential rewards from other elements of compensation. The Committee also met with our CEO and considered his recommendations for equity awards to each NEO (other than himself) and other key managers. Given the significant equity awards made in 2010, the Committee does not expect to issue annual equity awards to our NEO’s or our other key managers for the next few years.
     Executive Benefits and Perquisites
     The Company seeks to maintain an egalitarian culture in its facilities and operations. The Company does not provide its officers with parking spaces or separate dining facilities or country club memberships. Company-provided commercial air travel for officers is for business purposes only. The Company’s health care, insurance, 401(k) plan, and other welfare and employee-benefit programs are the same for all eligible employees, including the NEOs, except that employees making over $100,000 annually make higher monthly contributions for their health insurance benefits.

     Perquisites for our executives, including the named executive officers, are very limited. Other than allowances to certain executives for automobiles, our executives are eligible for the same benefits as all other employees. The perquisites and other benefits provided to our named executive officers are set forth in the “All Other Compensation” column of the “Summary Compensation Table” later in this Proxy Statement.
     Post-Termination Compensation
     The Board believes that severance benefits are necessary in order to attract and retain the caliber and quality of executive that the Company needs in its most senior positions.
     The Company has entered into employment agreements with Messrs. Sherman, Crow, Tolly, and McAleenan. The terms of these agreements are described under the caption “Employment Agreements” later in this Proxy Statement. These agreements provide the Company with protection in the form of restrictive covenants, including non-competition, non-solicitation, and confidentiality covenants. The Board considered the advisability of using employment agreements with its executive officers and determined that they are in the best interests of the Company insofar as they permit the Company to achieve its goals of attracting and retaining the best possible executive talent while obtaining post employment non-competition and non-solicitation covenants from executive officers.
     Under the terms of their employment agreements, Messrs. Sherman, Crow, Tolly, and McAleenan are entitled to certain severance benefits in the event their employment is terminated by the Company without “cause” or by the NEO under certain circumstances, as described in the employment agreements. These severance benefits include salary continuation for a period of one year (for Messrs. Crow, Tolly, and McAleenan) or up to two years (for Mr. Sherman, depending on termination date and the expiration date of the then-current term of his agreement), continuation of health and welfare benefits during this period, and a payment equal to the average annual bonus amount paid to the executive for the prior two fiscal years (for Messrs. Crow, Tolly, and McAleenan). These severance benefits are described under the caption “Potential Payments Upon Termination or Change in Control” later in this Proxy Statement.
     Retirement / Post-Employment Benefits
     The Company does not provide any retirement programs or benefits to its NEOs other than its 401(k) program, which is available to all employees. This is consistent with our emphasis on direct compensation and our philosophy of maintaining an egalitarian culture.
     Equity Grant Practices
     The Board’s historical practice has been to grant annual equity awards to our NEOs following the release of earnings in February. We do not engage in the practice of timing grants with the release of non-public information. We utilize the closing price on the grant date to establish the exercise price of stock options under our equity plans.
     Tax Deductibility Policy
     The Board of Directors has carefully considered the implications of Section 162(m) of the Internal Revenue Code. The Board of Directors believes tax deductibility of compensation is an important consideration. Accordingly, the Board of Directors, where possible and considered appropriate, strives to preserve corporate tax deductions, including the deductibility of compensation to NEOs.
     The Board of Directors also reserves flexibility, where it is deemed necessary and in the best interests of the Company and its stockholders to continue to attract and retain the best possible executive talent, to approve compensation arrangements that are not necessarily fully tax deductible to the Company. In this regard, certain portions of compensation paid to the NEOs may not be deductible for federal income tax purposes under Section 162(m). The Board of Directors will continue to review the Company’s executive compensation practices to determine which elements of executive compensation qualify as “performance-based compensation” under the Code.

Summary Compensation Table
     The following table sets forth the cash and other compensation that we paid to our NEOs, or that was otherwise earned by our NEOs, for their services in all capacities during 2010, 2009, and 2008.

				Stock	Option	All Other
		Salary		Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)		($)(1)	($)(2)	($)(3)	($)
Floyd F. Sherman,	2010	600,000		733,700	684,955	11,058	2,029,713
President and Chief	2009	623,077	(4)	—	—	—	623,077
Executive Officer	2008	600,000		—	723,954	—	1,323,954
M. Chad Crow,	2010	350,000		526,350	596,165	11,758	1,484,273
Senior Vice President and	2009	261,923	(5)	—	—	2,346	264,269
Chief Financial Officer
Morris E. Tolly,	2010	450,000		574,200	634,218	1,454	1,659,872
Senior Vice President —	2009	467,308	(4)	—	—	3,294	470,602
Operations	2008	444,231		45,895	165,055	2,719	657,900
Donald F. McAleenan,	2010	390,000		526,350	596,165	13,970	1,526,485
Senior Vice President and	2009	405,000	(4)	—	—	16,274	421,274
General Counsel	2008	386,538		—	199,816	15,873	602,227
Frederick B. Schenkel,	2010	250,000		95,700	177,581	11,070	534,351
Vice President —	2009	259,615	(4)	—	—	13,263	272,878
Manufacturing	2008	249,077		—	34,976	12,695	296,748

(1)	Reflects the aggregate grant date fair value of restricted stock awards granted in the applicable year. The fair value of these awards was determined in accordance with the Compensation — Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The fair value of the restricted stock awards was equal to the closing price of our Common Stock on the grant date.

No stock awards were granted to the NEOs in 2008 or 2009, other than a grant of 6,850 shares to Mr. Tolly in February 2008.

(2)	Reflects the aggregate grant date fair value of stock option awards granted in the applicable year. The fair value of these awards was determined in accordance with the Compensation — Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The grant date fair value of these awards is based on the Black-Scholes valuations of stock options granted, which in turn is based on the value of our Common Stock on the grant date. The assumptions used in determining the grant date fair value of these awards is set forth in Note 2, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

No option awards were granted to NEOs in 2009. Except for a grant of 14,600 options to Mr. Tolly, the only option awards that were granted to the NEOs in 2008 were made in connection with a stock option exchange program under which the Corporation’s employees, including the NEOs, were given the opportunity to exchange on a one-for-one basis certain “underwater” options for new options having an exercise price equal to the fair market value of the Common Stock as of the date of the exchange.

(3)	Amounts include the following:

Employer Contributions to 401(k) Plan. Each of Messrs. Crow, Tolly, McAleenan, and Schenkel received a 50% match for their contributions up to 6% of their annual compensation in 2008 and January 2009, a 25% match for their contributions up to 6% of their annual compensation for the remainder of 2009, and a 10% match for their contributions up to 6% of their annual compensation for 2010.

Auto Allowance. Messrs. McAleenan and Schenkel each received a car allowance in 2008, 2009, and 2010. Messrs. Sherman and Crow began receiving a car allowance at an annual rate of $12,500 per year in February 2010. We value auto allowances based on the actual payments made to the executives.

(4)	Due to the timing of pay dates, this amount includes 27 bi-weekly pay periods, rather than the normal 26 bi-weekly pay periods. The annual base salaries of Messrs. Sherman, Tolly, McAleenan, and Schenkel are $600,000, $450,000, $390,000, and $250,000, respectively.

(5)	Due to the timing of pay dates, this amount represents 27 bi-weekly pay periods, rather than the normal 26 bi-weekly pay periods. Mr. Crow’s base salary was increased from $240,000 annually to $350,000 annually on November 23, 2009 upon his promotion to Senior Vice President and Chief Financial Officer.
2010 Grants of Plan-Based Awards
The following table below sets forth the individual grants of plan-based awards made to each of our NEOs during 2010.

				All Other	All Other
		Estimated Future		Stock	Option
		Payouts Under		Awards:	Awards:	Exercise	Grant Date
		Non-Equity Incentive		Number	Number of	or Base	Fair Value
		Plan Awards		of Shares	Securities	Price of	of Stock
		(1)		of Stock	Underlying	Option	and Option
	Grant	Threshold	Target	or Units	Options	Awards	Awards
Name	Date	($)	($)	(#)(2)	(#)(3)	($/Sh)	($)
Floyd F. Sherman		0	150,000
	2/3/10			230,000			733,700	(4)
	2/3/10				270,000	3.19	684,955	(5)
M. Chad Crow		0	87,500
	2/3/10			165,000			526,350	(4)
	2/3/10				235,000	3.19	596,165	(5)
Morris E. Tolly		0	112,500
	2/3/10			180,000			574,200	(4)
	2/3/10				250,000	3.19	634,218	(5)
Donald F. McAleenan		0	97,500
	2/3/10			165,000			526,350	(4)
	2/3/10				235,000	3.19	596,165	(5)
Frederick B. Schenkel		0	62,500
	2/3/10			30,000			95,700	(4)
	2/3/10				70,000	3.19	177,581	(5)

(1)	Represents threshold and target payout levels for 2010 performance under the 2010 Management Incentive Plan, which was established under the 2007 Incentive Plan. The 2010 Management Incentive Plan does not set forth an overall target payout amount. The amounts shown here as target payouts are representative amounts based on (i) a full payout of the portion of the bonus based on discretionary individual performance plus (ii) a payout of the portion of the bonus that would be earned if 2010 financial performance were equal to 2009 financial performance. No amount was included in the target payouts based on item (ii). There is no maximum payout level of the EBITA performance component of the 2010 Management Incentive Plan. No amounts were paid to the NEOs for 2010 under the 2010 Management Incentive Plan. For more information regarding the 2010 Management Incentive Plan, see the discussion in “Compensation Discussion and Analysis.”

(2)	Reflects awards of time-vesting restricted stock under the 2007 Incentive Plan. The awards vest in three equal annual installments on each of February 3, 2012, 2013, and 2014.

(3)	Reflects awards of time-vesting stock options granted under the 2007 Incentive Plan. The exercise price of the options is equal to the closing price of the Corporation’s Common Stock on the date of the grant. The options vest in three equal annual installments on each of February 3, 2012, 2013, and 2014. The options expire ten years from the grant date.

(4)	Reflects the aggregate grant date fair value of restricted stock awards granted in 2010. The fair value of these awards was determined in accordance with the Compensation — Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The fair value of the restricted stock awards was equal to the closing price of our Common Stock on the grant date.

(5)	Reflects the aggregate grant date fair value of stock option awards granted in 2010. The fair value of these awards was determined in accordance with the Compensation — Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The grant date fair value of these awards is based on the Black-Scholes valuations of stock options granted, which in turn is based on the value of our Common Stock on the grant date. The assumptions used in determining the grant date fair value of these awards is set forth in Note 2, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.
Employment Agreements
     We have employment agreements with Messrs. Sherman, Crow, Tolly, and McAleenan that include the terms described below. Additional information regarding the severance benefits provided under the employment agreements may be found under “Potential Payments Upon Termination or Change in Control.”
     Mr. Sherman. Mr. Sherman’s employment agreement was entered into on September 1, 2001 and amended on June 1, 2005 and October 29, 2008. His agreement has a two-year term, with automatic renewals each year commencing on the first anniversary of the effective date of the employment agreement, unless either party provides at least 90 days notice of non-renewal. Mr. Sherman’s employment agreement sets his base salary at $600,000, subject to annual review and increase as deemed appropriate by the Board of Directors. At his request, Mr. Sherman’s base salary has remained unchanged since September 2001. Mr. Sherman’s employment agreement also provides that Mr. Sherman will be eligible for an annual cash incentive bonus of up to 133% of his base salary, as determined by the Board of Directors. The Board of Directors may increase the amount of Mr. Sherman’s bonus if it deems such an increase appropriate. Pursuant to his employment agreement, Mr. Sherman is entitled to fully participate in all (i) health and dental benefits and insurance programs, (ii) life and short- and long-term disability benefits and insurance programs, and (iii) defined contribution and equity compensation programs, all as available to senior executive officers of the Corporation generally.
     Messrs. Crow, Tolly, and McAleenan. The employment agreements with Messrs. Tolly and McAleenan were entered into on January 15, 2004 and amended on October 29, 2008. The employment agreement with Mr. Crow was entered into on February 23, 2010. Each of these agreements has a one-year term, with automatic one-year renewals commencing on the first anniversary of the effective date of the employment agreement, unless either party provides at least 90 days notice of non-renewal. For 2010, the minimum base salaries of Messrs. Crow, Tolly, and McAleenan were $350,000, $450,000, and $390,000, respectively. The employment agreement of each of Messrs. Crow, Tolly, and McAleenan provides for the payment of an annual cash incentive bonus with a minimum target of 100% of their salary. The employment agreements also provide that the executives are entitled to fully participate in all (i) health and dental benefits and insurance programs, (ii) life and short- and long-term disability benefits and insurance programs, and (iii) defined contribution and equity compensation programs, all as available to senior executive officers of the Corporation generally.

2010 Outstanding Equity Awards at Fiscal Year-End
     The following table provides information concerning equity awards that are outstanding as of December 31, 2010 for each of our NEOs.

	Option Awards						Stock Awards
									Market
	Number of		Number of				Number of		Value of
	Securities		Securities				Shares or		Shares or
	Underlying		Underlying				Units of		Units of
	Unexercised		Unexercised		Option		Stock That		Stock That
	Options		Options		Exercise	Option	Have Not		Have Not
	(#)		(#)		Price	Expiration	Vested		Vested
Name	Exercisable		Unexercisable		($)	Date	(#)		($)(1)
Floyd F. Sherman	235,753	(2)			3.15	1/16/12
	330,000	(3)			7.15	5/22/18
			270,000	(4)	3.19	2/3/20
							230,000	(5)	453,100
M. Chad Crow	30,000	(6)	15,000	(6)	7.15	5/22/18
			235,000	(4)	3.19	2/3/20
							165,000	(5)	325,050
Morris E. Tolly	10,800	(7)			3.15	1/1/13
	62,500	(8)			3.15	2/27/14
	9,732	(9)	4,868	(9)	6.70	2/26/18
	35,732	(6)	17,868	(6)	7.15	5/22/18
			250,000	(4)	3.19	2/3/20
							2,284	(10)	4,499
							180,000	(5)	354,600
Donald F. McAleenan	236,714	(11)			3.15	1/16/12
	46,295	(8)			3.15	2/27/14
	57,132	(6)	28,586	(6)	7.15	5/22/18
			235,000	(4)	3.19	2/3/20
							165,000	(5)	325,050
Frederick B. Schenkel	5,000	(12)			3.15	2/11/12
	10,400	(7)	2,600	(7)	3.15	1/1/13
	5,000	(8)			3.15	2/27/14
	10,000	(6)	5,000	(6)	7.15	5/22/18
			70,000	(4)	3.19	2/3/20
							30,000	(5)	59,100

(1)	Reflects the value as calculated using the closing market price of our Common Stock as of December 31, 2010 ($1.97).

(2)	Stock options awarded to the executive on January 16, 2002 under the 1998 Stock Incentive Plan. The options vested in four equal tranches on each of September 1, 2002, 2003, 2004, and 2005.

(3)	Stock options awarded to the executive on May 22, 2008 under the 2005 Equity Incentive Plan. The options vested in two equal tranches on each of February 26, 2009 and 2010. These options were received in exchange for the cancellation of pre-existing options pursuant to an exchange offer approved by the stockholders at the 2008 annual meeting.

(4)	Stock options awarded to the executive on February 3, 2010 under the 2007 Incentive Plan. The options vest in three equal tranches on February 3, 2012, 2013, and 2014.

(5)	Restricted stock awarded to the executive on February 3, 2010 under the 2007 Incentive Plan. The restricted shares vest in three equal tranches on each of February 3, 2012, 2013, and 2014.

(6)	Stock options awarded to the executive on May 22, 2008 under the 2005 Equity Incentive Plan. The options vest in three equal tranches on each of February 26, 2009, 2010, and 2011. These options were received in exchange for the cancellation of pre-existing options pursuant to an exchange offer approved by the stockholders at the 2008 annual meeting.

(7)	Stock options awarded to executive on January 1, 2003 under the 1998 Stock Incentive Plan. The options vest based on the attainment of yearly financial targets on each of January 1, 2004, 2005, 2006, 2007, and 2008. If the targets were not met, any unvested options cliff vest on January 1, 2012.

(8)	Stock options awarded to the executive on March 1, 2004 under the 1998 Stock Incentive Plan. The options vested based on the Corporation achieving specified performance targets as follows: (i) one-sixth on December 31, 2004, based on performance targets for 2004, (ii) one-sixth on December 31, 2005, based on performance targets for 2005, (iii) one-sixth on December 31, 2006, based on performance targets for 2006, and (iv) one-half on December 31, 2006, based on performance targets for the three-year period including 2004, 2005, and 2006.

(9)	Stock options awarded to the executive on February 26, 2008 under the 2007 Incentive Plan. The options vest in three equal tranches on each of February 26, 2009, 2010, and 2011.

(10)	Restricted stock awarded to the executive on February 26, 2008 under the 2005 Equity Incentive Plan. The restricted shares vest on February 26, 2011.

(11)	Stock options awarded to the executive on January 16, 2002 under the 1998 Stock Incentive Plan. The options were 20% vested on the date of grant and an additional 20% vested on each of September 1, 2002, 2003, 2004, and 2005.

(12)	Stock options awarded to the executive on February 11, 2002 under the 1998 Stock Incentive Plan. The options vested based on the attainment of yearly financial targets on each of February 11, 2003, 2004, 2005, 2006, and 2007.
2010 Option Exercises and Stock Vested
     The following table provides information regarding the vesting of restricted stock awards held by our NEOs in 2010. No stock options were exercised by our NEOs in 2010.

	Stock Awards
	Number of
	Shares
	Acquired	Value Realized
	on Vesting	on Vesting
Name	(#)	($)(1)
Floyd F. Sherman	—	—
M. Chad Crow	2,000	6,000
Morris E. Tolly	5,851	17,553
Donald F. McAleenan	5,700	17,100
Frederick B. Schenkel	1,000	3,000

(1)	Reflects the value as calculated by multiplying the number of shares of stock by the closing market price of our Common Stock on the date of vesting.
Potential Payments Upon Termination or Change in Control
     As described above in the narrative following the “2010 Grants of Plan-Based Awards” table, we entered into employment agreements with four of our NEOs, which, among other things, provide benefits to such NEOs in the event of a termination of employment under certain circumstances.

Mr. Sherman’s Agreement
     Termination by the Corporation Without Cause. Mr. Sherman’s employment agreement provides that if he is terminated by the Corporation without “cause” (as defined in the employment agreement) he will be entitled to payment of his annual base salary and health and welfare benefits for the remainder of the term of the employment agreement.
     Termination by Reason of Executive’s Death or Disability. The agreement also provides that, upon Mr. Sherman’s termination of employment by reason of his death or disability, Mr. Sherman (or his beneficiaries) will be entitled to continuation of his base salary and health benefits for one year after his date of termination. In the event of Mr. Sherman’s disability, this amount will be reduced by the proceeds of any short- and/or long-term disability payments he receives under the Corporation’s plans.
     Restrictive Covenants. During his employment with the Corporation and for one year thereafter, Mr. Sherman may not disclose confidential information and may not directly or indirectly compete with the Corporation. In addition, Mr. Sherman may not solicit or hire any employees of the Corporation or any of its subsidiaries during his employment with the Corporation and for two years thereafter.
Agreements with Messrs. Crow, Tolly, and McAleenan
     Termination by the Corporation Without Cause; Certain Terminations by the Executive; Non-Renewal of Employment Agreement; Mutual Consent to Termination. Under each of these employment agreements, in the event that (i) the executive’s employment is terminated by us without “cause” (as defined in the employment agreement), (ii) the executive terminates his employment because of a material adverse diminution in job title or responsibilities or a relocation of his principal place of employment more than 100 miles from its current location without his consent, (iii) we notify the executive of our intent not to renew the employment agreement and the executive delivers a “notice of resignation” (as defined in the employment agreement) within 90 days of receipt of the notice of non-renewal, or (iv) the executive’s employment is terminated by mutual consent and the parties enter into an agreement whereby the executive agrees to be bound by the post-termination restrictive covenants in the agreement (described below), the executive will be entitled to continuation of his base salary and health benefits for one year after the date of termination plus payment of an amount equal to his “average bonus compensation” (defined in the employment agreements as an amount equal to the average of the annual bonus amounts earned by the executive under the Corporation’s annual incentive plan during the two most recent fiscal years ended prior to the executive’s date of termination).
     Termination by Reason of Executive’s Death or Disability. The agreements also provide that, upon the executive’s termination of employment by reason of his death or disability, the executive (or his beneficiaries) will be entitled to continuation of his base salary and health benefits for one year after the date of termination. In the event of executive’s disability, this amount will be reduced by the proceeds of any short- and/or long-term disability payments the executive receives under the Corporation’s plans.
     Restrictive Covenants. During the executive’s employment with us and for one year thereafter, the executive may not disclose confidential information and may not directly or indirectly compete with the Corporation. In addition, the executive may not solicit or hire any employees of the Corporation or any of its subsidiaries during his employment with us and for two years thereafter.

Summary of Termination Payments and Benefits
     The following table summarizes the value of the termination payments and benefits that our NEOs would receive if they had terminated employment on December 31, 2010 under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees.

	Mr. Sherman	Mr. Crow	Mr. Tolly	Mr. McAleenan	Mr. Schenkel
Reason for Termination:

By Corporation Without Cause; Certain Terminations by the Executive; Non-Renewal of Employment Agreement; Mutual Consent to Termination(1)
Cash Severance(2)	$999,452	$350,000	$450,000	$390,000	$—
Health and Welfare Continuation(3)	24,983	7,244	7,570	8,770	—

Total Estimated Value of Payments and Benefits(4)	$1,024,435	$357,244	$457,570	$398,770	$—

Death or Disability(5)
Cash Severance(6)	$600,000	$350,000	$450,000	$390,000	—
Health and Welfare Continuation(7)	14,998	7,244	7,570	8,770	—

Total Estimated Value of Payments and Benefits(4)	$614,998	$357,244	$457,570	$398,770	$—

(1)	Mr. Sherman will only receive these benefits upon a termination of his employment by the Corporation without cause. In the case of a termination by mutual consent of a named executive officer with an employment agreement (other than Mr. Sherman), the officer must agree to be bound by certain post-termination restrictive covenants in order to be eligible to receive these benefits.

(2)	For Mr. Sherman, includes the dollar value of continuation of his annual base salary for the remainder of the term of the employment agreement (one year and eight months). For Messrs. Crow, Tolly, and McAleenan, includes the dollar value of continuation of the executive’s then-current base salary for a period of one year and a lump sum payment equal to his “average bonus compensation” (defined in the employment agreements as an amount equal to the average of the annual bonus amounts earned by the executive under the Corporation’s annual incentive plan during the two most recent fiscal years ended prior to the executive’s date of termination).

(3)	For Mr. Sherman, the dollar value represents the cost of providing continued health and welfare benefits to the executive for the remainder of the term of the employment agreement (one year and eight months). For Messrs. Crow, Tolly, and McAleenan, the dollar value represents the cost of providing continued health and welfare benefits to the executive for one year after his date of termination of employment.

(4)	Payments of cash severance under these agreements will be made in accordance with the Corporation’s regular payroll practices. However, to the extent any amount or benefit would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, (i) the payment of such amount or benefit shall only be in connection with an event that constitutes a Section 409A-compliant “separation from service” and (ii) if the amount or benefit would otherwise be payable or distributable during a period in which the executive is a “specified employee” (as defined in Code Section 409A and the final regulations thereunder), then the executive’s right to receive such payment or distribution will be delayed until the earlier of the executive’s death or the first day of the seventh month following the executive’s separation of service.

(5)	Does not include the dollar value of potential short-term and/or long-term disability payments.

(6)	For Messrs. Sherman, Crow, Tolly, and McAleenan, includes the dollar value of continuation of the executive’s then-current base salary for a period of one year. In the case of disability, this amount shall be reduced by the proceeds of any short- and/or long-term disability payments.

(7)	For Messrs. Sherman, Crow, Tolly, and McAleenan, the dollar value represents the cost of providing continued health and welfare benefits to the executive for one year after his date of termination of employment.

Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

Submitted by the Compensation Committee: Cleveland A. Christophe (Chairman) Ramsey A. Frank Kevin J. Kruse
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The Compensation Committee consists of Messrs. Christophe, Frank, and Kruse. No member of the Compensation Committee was an officer or employee of Builders FirstSource or any of its subsidiaries during the last fiscal year or at any other time or had any relationship with the Corporation requiring disclosure under Item 404 of Regulation S-K, except as otherwise disclosed under “Certain Relationships and Related Party Transactions.” No member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Corporation served. Additionally, no executive officer of the Corporation served as a member of the board of directors or compensation committee of another entity, one of whose executive officers served on the Compensation Committee or the Board of Builders FirstSource.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     The Corporation’s Code of Business Conduct and Ethics and its Supplemental Code of Ethics, both of which are in writing, provide guidelines for identifying, reviewing, approving, and ratifying related party transactions. Related party transactions include those transactions that create an actual, apparent, or potential conflict of interest. Related party transactions involving the Corporation’s Chief Executive Officer, President, Chief Financial Officer, or Controller (or persons forming similar functions) must be submitted to the General Counsel for review. If the General Counsel determines that an actual or apparent conflict of interest exists, the transaction must be submitted to the Audit Committee for approval. The directors and executive officers, as well as all other employees of the Corporation, must obtain a waiver for any activity that violates the Corporation’s Code of Business Conduct and Ethics. The Corporation’s Compliance Committee is responsible for the administration of the Code of Business Conduct and Ethics. However, only the Audit Committee may waive any violation of this code by directors or executive officers.
     The Corporation’s By-laws provide that no contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board, a committee thereof, or the stockholders.
     In the ordinary course of business and on terms no less favorable to us than we could obtain from unaffiliated third parties, in 2010 we purchased $2.7 million in windows and related products from PGT, Inc., through its wholly-owned subsidiary, PGT Industries, Inc. PGT, Inc. is controlled by an affiliate of JLL Partners, Inc. Another affiliate of JLL Partners, Inc. is the beneficial owner of more than five percent of the Corporation’s outstanding Common Stock. From January 1, 2011 through February 28, 2011, we purchased $0.5 million in windows and related products from PGT Industries, Inc. We will most likely continue such purchases in the foreseeable future. Our President, Chief Executive Officer, and Director, Floyd F. Sherman, and our Directors, Paul S. Levy, Ramsey A. Frank, and Brett N. Milgrim, are also directors of PGT, Inc.

Recapitalization Transactions
     In December 2009, the Corporation commenced an approximately $205 million common stock rights offering (the “Rights Offering”) and conducted a debt exchange (the “Debt Exchange”) for approximately $269.8 million aggregate principal amount of its outstanding Second Priority Senior Secured Floating Rate Notes due 2012 (the “2012 Notes”). The Rights Offering and the Debt Exchange are collectively referred to herein as the “Recapitalization Transactions.”
     Under the terms of the Rights Offering, the Corporation distributed, pro rata and at no charge to the holders of its Common Stock, transferable rights (the “Rights”) to purchase up to an aggregate of 58,571,428 shares of Common Stock at a subscription price of $3.50 per share (the “Subscription Price”). Each stockholder received 1.611144 Rights for each share of Common Stock that it held as of the close of business on December 14, 2009. Each whole Right entitled the holder thereof to purchase one share of Common Stock at the Subscription Price. Holders of Rights (other than JLL Partners Fund V, L.P. (“JLL Fund V”) and Warburg Pincus Private Equity IX, L.P. (“WP IX”)) who fully exercised their Rights were entitled to subscribe for and purchase, subject to certain limitations and subject to allotment, additional shares of Common Stock that remained unsubscribed as a result of any unexercised Rights (up to the number of shares for which a holder was entitled to subscribe under the basic subscription privilege).
     In the Debt Exchange, certain accredited holders of outstanding 2012 Notes agreed, pursuant to the Support Agreement, dated as of October 23, 2009, as amended, to exchange their 2012 Notes at par for (i) up to $145 million of newly issued Second Priority Senior Secured Floating Rate Notes due 2016 (the “2016 Notes”), (ii) up to $130 million in cash from the proceeds of the Rights Offering, or (iii) a combination of cash and 2016 Notes, and (iv) to the extent the Rights Offering was not fully subscribed, shares of Common Stock.
     JLL Fund V and WP IX, who collectively beneficially owned approximately 49.5% of the Corporation’s Common Stock at the commencement of the Rights Offering, each agreed to backstop the Rights Offering for no fee, under the terms of the Investment Agreement, dated as of October 23, 2009, as amended, between the Corporation, JLL Fund V, and WP IX, by purchasing from the Corporation, at the Subscription Price, unsubscribed shares of Common Stock such that gross proceeds of the Rights Offering would be at least $75 million (the “Backstop Commitment”). In addition, to the extent gross proceeds of the Rights Offering were less than $205 million, each of JLL Fund V and WP IX agreed to exchange up to $48.9 million aggregate principal amount of 2012 Notes held through JWP LLC, a Delaware limited liability company of which JLL Fund V and WP IX were at the time members, for shares of Common Stock at an exchange price equal to the Subscription Price, subject to proration for the participation of other holders of 2012 Notes who exchanged their 2012 Notes for shares of Common Stock not subscribed for through the exercise of Rights in the Rights Offering.
     Holders of Rights subscribed for and purchased an aggregate of 51,459,184 shares of Common Stock in the Rights Offering for an aggregate purchase price of approximately $180.1 million. Participants in the Debt Exchange exchanged, at par, approximately $269.8 million aggregate principal amount of 2012 Notes for (i) approximately $139.7 million aggregate principal amount of 2016 Notes, (ii) approximately $105.1 million in cash from the proceeds of the Rights Offering, and (iii) 7,112,244 shares of Common Stock.
     JLL Fund V and WP IX, which beneficially owned approximately 24.6% and 24.9%, respectively, of the Common Stock prior to the closing of the Recapitalization Transactions, each invested approximately $45 million in the Corporation by indirectly purchasing, through Building Products, LLC, a Delaware limited liability company of which JLL Fund V and WP IX were at the time members, 12,857,143 shares of Common Stock in the Rights Offering. In addition, JLL Fund V and WP IX each indirectly received, through JWP LLC’s exchange of approximately $97.8 million in aggregate principal amount of 2012 Notes in the Debt Exchange, 2,534,889.5 shares of Common Stock and approximately $40.0 million in cash. As a result, immediately after the consummation of the transactions on January 21, 2010, JLL Fund V and WP IX beneficially owned approximately 25.6% and 25.8%, respectively, of the outstanding Common Stock.
     The Recapitalization Transactions resulted from a proposal first delivered to the Corporation’s Board of Directors by JLL Fund V and WP IX on August 31, 2009. At that time, the Board formed a special committee (the “Special Committee”), consisting of Messrs. Griffin, Christophe, and Steinke (who are the members of the Audit Committee, are not affiliated with either JLL Fund V or WP IX, and are not employees of the Corporation) to review and evaluate the initial proposal from JLL Fund V and WP IX and consider any alternative transactions. The Special Committee retained both an outside investment bank, to advise them on the financial aspects of the proposed transactions, and outside legal counsel, to assist in its review of the proposed transactions. After negotiations and significant changes were made to the initially proposed transaction structure, the Special Committee approved the revised proposal. Based on that approval, the Board, including the members of the Special Committee, determined that the Recapitalization

Transactions were advisable and in the best interests of the Corporation and approved the Recapitalization Transactions. The Corporation’s stockholders approved the issuance of the shares of Common Stock to be issued in the Rights Offering, the Backstop Commitment, and the Debt Exchange on January 14, 2010.
     In connection with the Recapitalization Transactions, stockholder lawsuits were filed against the Corporation and each of its directors, including the directors associated with JLL Fund V and WP IX, and JLL Fund V and WP IX and certain of their respective affiliates. These lawsuits were subsequently consolidated and settlement of the consolidated action was approved by the Delaware Court of Chancery on December 23, 2009. In connection with the settlement of the consolidated action, the Corporation paid plaintiffs’ attorneys’ fees in the amount of approximately $2.4 million, which amount was covered by the Corporation’s insurance. The Corporation also paid approximately $600,000 in defense costs incurred by the defendants in connection with these lawsuits.
     Additionally, pursuant to the terms of the Investment Agreement, the Corporation paid approximately $5 million in expenses incurred by JLL Fund V and WP IX in connection with the Recapitalization Transactions, which consisted almost exclusively of legal fees and financial advisor fees.
REPORT OF THE AUDIT COMMITTEE
     The Audit Committee serves an independent oversight role by consulting with and providing guidance to management and the external auditors on matters such as accounting, audits, compliance, controls, disclosure, finance, and risk management. The Board of Directors affirmatively determined that all Audit Committee members are financially literate and possess “financial sophistication” as defined by the Nasdaq Rules. The Board of Directors designated the Chairman of the Audit Committee, Robert C. Griffin, and committee members Cleveland A. Christophe and Craig A. Steinke as audit committee “financial experts” under the SEC’s guidelines.
     The Audit Committee’s purposes and responsibilities are described in its charter, available on the Governance section of the Corporation’s website. They include overseeing the integrity of the Corporation’s financial statements and financial reporting processes, overseeing compliance with legal and regulatory requirements, reviewing the external auditors’ qualifications and independence (including auditor rotation), and reviewing the performance of the Corporation’s internal audit function. The Audit Committee members do not act as accountants or auditors for the Corporation. Management is responsible for the Corporation’s financial statements and the financial reporting process, including the implementation and maintenance of effective internal control over financial reporting and the assessment of, and reporting on, the effectiveness of internal control over financial reporting.
     In this context, the Audit Committee has reviewed and discussed, with management and the external auditors, the Corporation’s audited financial statements for the year ended December 31, 2010. The Audit Committee has discussed with the external auditors the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) standards, AU Section 380 Communication with Audit Committees. In addition, the Audit Committee has received from the external auditors the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board and has discussed with them their independence from the Corporation and its management. The Audit Committee has considered whether the external auditors’ provision of non-audit services to the Corporation is compatible with the auditors’ independence.
     Following the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Submitted by the Audit Committee: Robert C. Griffin (Chairman) Cleveland A. Christophe Craig A. Steinke

EXECUTIVE OFFICERS OF THE REGISTRANT
     The executive officers of Builders FirstSource and their ages (as of March 31, 2011) are as follows:
     Floyd F. Sherman, President, Chief Executive Officer, and Director, age 71. Mr. Sherman has been our Chief Executive Officer and a director since 2001, when he joined the Corporation. He served as President of the Corporation from 2001 until October 2006 and from February 2008 to the present. Prior to joining the Corporation, he spent 28 years at Triangle Pacific/Armstrong Flooring, the last nine of which he served as Chairman and Chief Executive Officer. Mr. Sherman is currently a director of PGT, Inc. and C.H.I. Overhead Doors, Inc. Mr. Sherman has over 40 years of experience in the building products industry. A native of Kerhonkson, New York, and a veteran of the U.S. Army, Mr. Sherman is a graduate of the New York State College of Forestry at Syracuse University. He also holds an M.B.A. degree from Georgia State University.
     Morris E. Tolly, Senior Vice President — Operations, age 68. Mr. Tolly has been with the Corporation since 1998, when the Corporation acquired Pelican Companies, Inc. (“Pelican”), and has over 40 years of experience in the building products industry. Mr. Tolly was promoted to the position of Senior Vice President — Operations of the Corporation on January 25, 2007. He served in a myriad of roles at Pelican, including sales, Sales Manager, and General Manager. Mr. Tolly was an Area Vice President responsible for 12 locations at the time of Pelican’s acquisition. In 2000, he was promoted to President — Southeast Group with responsibility for 48 locations.
     Donald F. McAleenan, Senior Vice President and General Counsel, age 56. Mr. McAleenan has served as Senior Vice President and General Counsel of the Corporation since 1998. Prior to joining the Corporation, Mr. McAleenan served as Vice President and Deputy General Counsel of Fibreboard Corporation from 1992 to 1997. Mr. McAleenan was also Assistant General Counsel of AT&E Corporation and spent nine years as a securities lawyer at two New York City law firms. Mr. McAleenan has a B.S. from Georgetown University and a J.D. from New York University Law School.
     M. Chad Crow, Senior Vice President and Chief Financial Officer, age 42. Mr. Crow joined the Corporation in September 1999 as Assistant Controller. He served as Vice President — Controller of the Corporation from May 2000 and was promoted to Senior Vice President and Chief Financial Officer in November 2009. Prior to joining the Corporation, Mr. Crow served in a variety of positions at Pier One Imports, most recently as Director of Accounting. Mr. Crow also has five years of public accounting experience with PriceWaterhouse. Mr. Crow is a C.P.A. and received his B.B.A. degree from Texas Tech University.
     Frederick B. Schenkel, Vice President — Manufacturing, age 61. Mr. Schenkel joined the Corporation in 1998 when the Corporation acquired Builders Supply and Lumber (“BSL”) from Pulte Home Corporation. He became Vice President of the Corporation in 1999 and was promoted to Vice President — Manufacturing in 2002. Mr. Schenkel has more than 30 years of experience managing manufacturing facilities in the industry and, before joining BSL, held such positions as manufacturing manager for The Ryland Group, Inc., Vice President of Manufacturing for Diversified Homes Corporation of Maryland, and plant manager for Regional Building Systems, Inc. Mr. Schenkel holds a B.A. in accounting from Saint Bonaventure University.

OWNERSHIP OF SECURITIES
Securities Owned by Directors, Executive Officers, and Certain Beneficial Owners
     The following table sets forth certain information regarding the beneficial ownership, as of March 31, 2011, of our Common Stock by (i) each person known to us (based upon their Schedule 13D and 13G filings with the SEC) to hold greater than 5% of the total number of outstanding shares and (ii) each current director or named executive officer and all the current directors (including director nominees) and executive officers as a group. The number of shares beneficially owned by each person or group as of March 31, 2011 includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after March 31, 2011, including upon the exercise of options. All such information is estimated and subject to change. Each outstanding share of Common Stock entitles its holder to one vote on all matters submitted to a vote of our stockholders.
     Ownership of our Common Stock is shown in terms of “beneficial ownership.” Amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which he has a right to acquire beneficial ownership within 60 days. More than one person may be considered to beneficially own the same shares. In the table below, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by such person.

	Shares of	Percentage
	Common Stock	Ownership of Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner(1)	Owned(2)	Owned(3)(4)
JLL Building Holdings, LLC(5)(6)(7)	24,344,584	25.2%
Warburg Pincus Private Equity IX, L.P.(7)(8)(9)	24,447,425	25.3
Stadium Capital Management, LLC(10)(11)	14,642,978	15.1
Robert Robotti(12)(13)	5,083,660	5.3
Paul S. Levy(5)(6)(7)	24,344,584	25.2
David A. Barr(8)	24,447,425	25.3
Cleveland A. Christophe	154,437	*
Ramsey A. Frank(6)	—	*
Michael Graff(8)	24,447,425	25.3
Robert C. Griffin	105,008	*
Kevin J. Kruse	—	*
Brett N. Milgrim	—	*
Craig A. Steinke	81,329	*
Floyd F. Sherman(14)	876,658	*
M. Chad Crow(15)	219,622	*
Morris E. Tolly(16)	322,925	*
Donald F. McAleenan(17)	609,393	*
Frederick B. Schenkel(18)	93,275	*
Directors, Director Nominees, and Executive Officers as a group (14 persons)	51,254,656	52.3

*	Percentage does not exceed one percent of the total outstanding class.

(1)	Unless otherwise indicated, the business address of each person named in the table is Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201.

(2)	The number of shares beneficially owned by each person or group as of March 31, 2011 includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after March 31, 2011, including upon the exercise of stock options.

(3)	For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of 96,768,427 shares of Common Stock outstanding on March 31, 2011 and the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days of March 31, 2011, including upon the exercise of options.

(4)	Subject to dilution resulting from awards of Common Stock and exercise of options to acquire Common Stock under the 1998 Stock Incentive Plan, the 2005 Equity Incentive Plan, and/or the 2007 Incentive Plan.

(5)	Consists of 24,344,584 shares of Common Stock held directly by JLL Building Holdings, LLC, a Delaware limited liability company (“JLL Holdings”). JLL Partners Fund V, L.P., a Delaware limited partnership (“JLL Fund V”), is the sole member of JLL Holdings. JLL Associates V, L.P., a Delaware limited partnership (“JLL Associates V”), is the general partner of JLL Fund V. JLL Associates G.P. V, L.L.C., a Delaware limited liability company (“JLL Associates G.P.”), is the general partner of JLL Associates V. Mr. Paul Levy is the sole managing member of JLL Associates G.P. Each of JLL Holdings, JLL Fund V, JLL Associates V, JLL Associates G.P., and Mr. Levy (collectively, the “JLL Persons”) may be deemed to be the beneficial owner of 24,344,584 shares of Common Stock, with shared voting and dispositive power with regard to such shares. Each of JLL Holdings, JLL Fund V, JLL Associates V, and JLL Associates G.P. disclaims beneficial ownership of our Common Stock.

The information in the foregoing table and in footnotes (5), (6), and (7) is based on the Schedule 13D filing by the above referenced persons, as last amended by Amendment No. 6 on June 24, 2010.

(6)	The business address for JLL Building Holdings, LLC, JLL Partners Fund V, L.P., JLL Associates V, L.P., JLL Associates G.P. V, L.L.C., and Messrs. Levy and Frank is 450 Lexington Ave., 31st Floor, New York, New York 10017.

(7)	The JLL Persons set forth in footnote (6) and Warburg Pincus Persons set forth in footnote (8) jointly filed a Schedule 13D. The group consisting of the JLL Persons and the Warburg Pincus Persons collectively owns 48,792,009 shares, or 50.4%, of our Common Stock. Each of the JLL Persons disclaims beneficial ownership of shares of our Common Stock reported as beneficially owned by the Warburg Pincus Persons. Each of the Warburg Pincus Persons disclaims beneficial ownership of shares of our Common Stock reported as beneficially owned by the JLL Persons.

(8)	Consists of 24,447,425 shares of Common Stock held directly by Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”). Warburg Pincus IX LLC, a New York limited liability company (“WP IX LLC”), is the sole general partner of WP IX. Warburg Pincus Partners LLC, a New York limited liability company (“WPP LLC”), is the sole member of WP IX LLC. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WPP LLC. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), manages WP IX. Charles R. Kaye and Joseph P. Landy are each managing general partners of WP and co-presidents and managing members of WP LLC. Each of WP IX, WP IX LLC, WPP LLC, WP LLC, WP, and Messrs. Kaye and Landy (collectively, the “Warburg Pincus Persons”) may be deemed to be the beneficial owner of 24,447,425 shares of Common Stock, with shared voting and dispositive power with regard to such shares. Each of WP, WPP LLC, WP LLC, and Messrs. Kaye and Landy disclaims beneficial ownership of our Common Stock.

Messrs. Barr and Graff are general partners of WP and are members and managing directors of WP LLC. Each may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the shares owned by WP IX. Messrs. Barr and Graff disclaim beneficial ownership of all shares owned by the Warburg Pincus Persons. None of Messrs. Barr or Graff directly owns any shares of Common Stock.

The information in the foregoing table and in footnotes (7), (8), and (9) is based on the Schedule 13D filing by the above referenced persons, as last amended by Amendment No. 6 on June 24, 2010.

(9)	The business address for Warburg Pincus Private Equity IX, L.P., Warburg Pincus IX, LLC, Warburg Pincus Partners LLC, Warburg Pincus & Co., Warburg Pincus LLC, and Messrs. Kaye and Landy is 450 Lexington Avenue, New York, New York, 10017.

(10)	Alexander M. Seaver, Bradley R. Kent, and Stadium Capital Management, LLC, a Delaware limited liability company (“SCM”), each reported shared voting and dispositive power over, and beneficial ownership of, 14,642,978 shares of Common Stock. Stadium Relative Value Partners, L.P., a California limited partnership (“SRV”), reported shared voting and dispositive power over, and beneficial ownership of, 9,324,203 shares of Common Stock. SCM is an investment advisor whose clients, including SRV, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the foregoing Common Stock. In some cases, SCM is the general partner of its clients pursuant to investment management agreements or limited partnership agreements providing to SCM the authority, among other things, to invest the funds of such clients in Common Stock and to vote and dispose of Common Stock. Messrs. Seaver and Kent are the managing members of SCM, which is the general partner of SRV. SRV disclaims membership with SCM and Messrs. Seaver and Kent.

The information in the foregoing table and in footnotes (10) and (11) is based on the Schedule 13D filing by the above persons, as last amended by Amendment No. 2 on January 19, 2010, and the Schedule 13G filing by the above referenced persons, as last amended by Amendment No. 1 on February 14, 2011.

(11)	The business address for Stadium Capital Management, LLC, Stadium Relative Value Partners, L.P., and Messrs. Seaver and Kent is 550 SW Franklin Avenue, Bend, Oregon 97701.

(12)	Robert Robotti is the president and treasurer of Robotti & Company, Incorporated, a New York corporation (“ROBT”). ROBT is the parent holding company of Robotti & Company, LLC, a New York limited liability company (“Robotti & Company”), and Robotti & Company Advisors, LLC, a New York limited liability company (“Robotti Advisors”). Each of Mr. Robotti and Kenneth Wasiak are managing members of Ravenswood Management Company, L.L.C., a New York limited liability company (“RMC”). RMC is the general partner of Ravenswood Investment Company, L.P., a New York limited partnership (“RIC”), and Ravenswood Investments III, L.P., a New York limited partnership (“RI”). RIC and RI are private investment partnerships engaged in the purchase and sale of securities for their own accounts. Suzanne Robotti is the wife of Mr. Robotti. Mr. Robotti has shared voting and dispositive power over, and beneficial ownership of, 5,083,660 shares of Common Stock. ROBT has shared voting and dispositive power over, and beneficial ownership of, 2,941,551 shares of Common Stock. Robotti & Company has shared voting and dispositive power over, and beneficial ownership of, 66,450 shares of Common Stock. Robotti Advisors has shared voting and dispositive power over, and beneficial ownership of, 2,859,711 shares of Common Stock. Suzanne Robotti has sole voting and dispositive power over, and beneficial ownership of, 30,000 shares of Common Stock. Kenneth Wasiak and RMC have shared voting and dispositive power over, and beneficial ownership of, 2,112,149 shares of Common Stock. RIC has shared voting and dispositive power over, and beneficial ownership of, 1,505,150 shares of Common Stock. RI has shared voting and dispositive power over, and beneficial ownership of, 606,999 shares of Common Stock. Each of the reporting persons set forth in this footnote disclaims beneficial ownership of the securities held by the other reporting persons, except to the extent of such person’s pecuniary interest therein, if any.

The information in the foregoing table and in footnotes (12) and (13) is based on the Schedule 13D filing by the above referenced persons, as last amended by Amendment No. 1 on January 31, 2011.

(13)	The business address for Mr. Robotti, Robotti & Company, Incorporated, Robotti & Company, LLC, Robotti & Company Advisors, LLC, and Ms. Robotti is 6 East 43rd Street, 23rd Floor, New York, New York, 10017. The business address for Mr. Wasiak is 515 Madison Avenue, New York, New York 10022. The business address for Ravenswood Management Company, L.L.C., Ravenswood Investment Company, L.P., and Ravenswood Investments III, L.P. is 104 Gloucester Road, Massapequa, New York, 11758.

(14)	Includes (i) 565,753 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2011 under the 1998 Stock Incentive Plan and 2005 Equity Incentive Plan and (ii) 230,000 unvested shares of restricted stock.

(15)	Includes (i) 45,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2011 under the 2005 Equity Incentive Plan and (ii) 165,000 unvested shares of restricted stock.

(16)	Includes (i) 141,500 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2011 under the 1995 Stock Incentive Plan, 2005 Equity Incentive Plan, and 2007 Incentive Plan and (ii) 180,000 unvested shares of restricted stock.

(17)	Includes (i) 368,709 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2011 under the 1998 Stock Incentive Plan and 2005 Equity Incentive Plan and (ii) 165,000 unvested shares of restricted stock.

(18)	Includes (i) 35,400 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2011 under the 1998 Stock Incentive Plan and 2005 Equity Incentive Plan and (ii) 30,000 unvested shares of restricted stock.
Stockholders’ Agreement Between JLL Building Holdings, LLC and Warburg Pincus Private Equity IX, L.P.
     On June 22, 2010, JLL Building Holdings, LLC (“JLL Holdings”) and Warburg Pincus Private Equity IX, L.P. (“WP IX”) entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”). The Stockholders’ Agreement provides that at any meeting of stockholders called for the purpose of electing directors, each of the parties will vote, and will cause their affiliates that own our Common Stock to vote, for a slate of six directors, half of whom shall be selected by each party. If the percentage of the combined shares of the parties held by either JLL Holdings or WP IX exceeds 65%, the party having the higher ownership percentage will be permitted to select four of the six director candidates on the slate. If the percentage of the combined shares of the parties held by either JLL Holdings or WP IX exceeds 80%, the party having the higher ownership percentage will be permitted to select five of the six director candidates on the slate. For the purposes of the preceding two sentences, shares of stock held by the affiliates of the parties will be deemed to be owned by the parties. The Stockholders’ Agreement will terminate on June 22, 2017.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act (“Section 16(a)”) requires Builders FirstSource’s directors and executive officers, and certain persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other security interests of Builders FirstSource. Directors, executive officers, and greater than ten percent stockholders are required by the regulations of the SEC to furnish the Corporation with copies of all Section 16(a) forms they file.
     Except as set forth below, to the Corporation’s knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements were timely complied with, as applicable to its directors, executive officers, and greater than ten percent owners.
     Fred Schenkel filed a late Form 4 to report the sale of 95 shares from his brokerage account. The shares were sold without Mr. Schenkel’s knowledge to pay the annual fee for the brokerage account.
EQUITY COMPENSATION PLAN INFORMATION
     The following table sets forth certain information regarding securities authorized for issuance under the Corporation’s equity compensation plans as of December 31, 2010.

Number of
	Number of		Securities Remaining
	Securities to be		Available for
	Issued Upon	Weighted Average	Future Issuance
	Exercise of	Exercise Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants,	Options, Warrants,	(Excluding Securities
Plan category	and Rights	and Rights	Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,918,434 (1)	$4.08	1,810,452	(2)(3)
Equity compensation plans not approved by security holders	1,046,126 (4)	$3.15	—

Total	5,964,560	$3.92	1,810,452

(1)	Includes securities to be issued upon exercise of awards granted under the Builders FirstSource, Inc. 2005 Equity Incentive Plan and the Builders FirstSource, Inc. 2007 Incentive Plan. The 2005 Equity Incentive Plan was approved by the Corporation’s stockholders in June 2005. The Corporation’s stockholders approved the 2007 Incentive Plan in May 2007 and reapproved the plan in January 2010.

(2)	Includes securities remaining available for issuance pursuant to the 2005 Equity Incentive Plan, approved by the Corporation’s stockholders in June 2005. Of these awards, at December 31, 2010, 412,989 were available to be made subject to stock-based awards other than options or SARs. Under the 2005 Equity Incentive Plan, the Corporation is authorized to grant stock-based awards in the form of incentive stock options, non-qualified stock options, restricted stock, and other common stock-based awards. The maximum number of shares of Common Stock initially reserved for awards (including future grants, currently outstanding awards, and previously exercised awards) under the 2005 Equity Incentive Plan is 2,200,000, subject to adjustment as provided by the plan. Of those 2,200,000 shares, no more than 2,200,000 shares may be made subject to options or stock appreciation rights (“SARs”) granted under the plan and no more than 1,100,000 shares of Common Stock may be made subject to stock-based awards other than options or SARs. Stock options and SARs granted under the 2005 Equity Incentive Plan may not have a term exceeding 10 years from the date of grant. If our Board of Directors determines that any dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, or other similar corporate transaction or event affects our Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of participants’ rights under the plan, our Board of Directors will make such changes or adjustments as it deems necessary or appropriate including with respect to any or all of (i) the number and kind of shares or other property that may thereafter be issued in connection with awards, (ii) the number and kind of shares or other property subject to outstanding awards, (iii) the exercise or purchase price of any award, and (iv) the performance goals applicable to outstanding awards. In addition, our Board of Directors may determine that an equitable adjustment may take the form of a payment to an award holder in the form of cash or other property.

(3)	Includes securities remaining available for issuance pursuant to the 2007 Incentive Plan, approved by the Corporation’s stockholders in May 2007 and re-approved in January 2010. Of these awards, at December 31, 2010, 1,102,262 were available to be made subject to stock-based awards other than options or SARs. Under the 2007 Incentive Plan, the Corporation is authorized to grant stock-based awards in the form of incentive stock options, non-qualified stock options, restricted stock, and other common stock-based awards. The maximum number of shares of Common Stock initially reserved for awards (including future grants, currently outstanding awards, and previously exercised awards) under the 2007 Incentive Plan is 7,000,000, subject to adjustment as provided by the plan. Of that amount, no more than 7,000,000 shares may to be made subject to options or stock appreciation rights (“SARs”) granted under the plan and no more than 3,500,000 shares of Common Stock may be made subject to stock-based awards other than options or SARs under the plan. Stock options and SARs granted under the 2007 Incentive Plan may not have a term exceeding 10 years from the date of grant. If our Compensation Committee determines that any dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, or other similar corporate transaction or event affects our Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of participants’ rights under the plan, our Compensation Committee will make such changes or adjustments as it deems necessary or appropriate including with respect to any or all of (i) the number and kind of shares or other property that may thereafter be issued in connection with awards, (ii) the number and kind of shares or other property subject to outstanding awards, (iii) the exercise or purchase price of any award, and (iv) the performance goals applicable to outstanding awards. In addition, our Compensation Committee may determine that an equitable adjustment may take the form of a payment to an award holder in the form of cash or other property.

(4)	Includes securities to be issued upon exercise under the Builders FirstSource, Inc. 1998 Stock Incentive Plan, as amended. No grants were made under this plan after the Corporation’s initial public offering in June 2005. No further grants will be made under this plan.
PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
     This proposal provides stockholders with an opportunity to cast a non-binding, advisory vote on the 2010 compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the disclosure rules of the Securities and Exchange Commission. This proposal, commonly known as a “say on pay” proposal, gives stockholders the opportunity to approve, reject, or abstain from voting with respect to our fiscal 2010 executive compensation program.
     As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, our 2010 executive compensation program has been designed to provide a total compensation package that allows us to attract, retain, and motivate executives who have the talent to capably manage our business. Our compensation program is intended to provide total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent, provide incentives to our executive officers to achieve key financial objectives set by the Board, provide an appropriate mix of fixed and variable pay components to establish a “pay-for-performance” oriented compensation program, and align the financial interests of executives with stockholder interests by providing significant compensation opportunities in the form of equity awards.
     This proposal allows our stockholders to express their opinions regarding the decisions of the Board and the Compensation Committee on the annual compensation for the NEOs in 2010. This advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders. Approval of this proposal requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote on this proposal at the annual meeting.
     Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the Board. The Compensation Committee and the Board will consider the outcome of the vote when setting future compensation arrangements for our NEOs.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2010 EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER VOTES ON EXECUTIVE
COMPENSATION
     In addition to the advisory vote on our 2010 executive compensation program, we are also seeking an advisory, non-binding recommendation from our stockholders as to the frequency with which stockholders will have an opportunity in the future to provide an advisory vote on our executive compensation program. We are providing stockholders the option of selecting a frequency of every one, two, or three years or abstaining. For the following reasons, we recommend that our stockholders select a frequency of once every three years, or a triennial vote.
•	Because our executive compensation program is designed to support long-term value creation, a triennial vote allows stockholders to more effectively judge our executive compensation program in relation to our long-term performance.

•	A triennial vote will provide us with the time to communicate with stockholders, evaluate their concerns, and design and implement appropriate changes to our compensation policies.

•	A significant number of our directors are affiliated with our two largest stockholders, and, as such, have a strong interest in ensuring that our executive officer compensation program is aligned with stockholder interests.
     Although the advisory vote is non-binding, the Board and the Compensation Committee will consider the results of the vote when determining the frequency of future stockholder advisory votes on executive compensation.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “EVERY THREE YEARS” ON PROPOSAL 3.
PROPOSAL 4 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Based upon the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP (“PWC”) to serve as the Corporation’s independent registered public accounting firm (the “auditors”) for the year ending December 31, 2011. As a matter of good corporate governance, the stockholders will be requested to ratify the Audit Committee’s selection at the annual meeting. Representatives of PWC will be present at the annual meeting, have the opportunity to make a statement, if they desire to do so, and be available to answer appropriate questions.
Fees Paid to PricewaterhouseCoopers LLP
     The following table shows the fees paid or accrued by the Corporation for the audit and other services provided by PWC for fiscal years 2010 and 2009:

	2010	2009
Audit fees(1)	$1,428,102	$1,645,959
Audit-related fees(2)	126,193	—
Tax fees(3)	118,750	138,937
All other fees(4)	85,962	1,599

Total PWC fees	$1,759,007	$1,786,495

(1)	Audit fees of PWC for 2010 and 2009 consisted of the audit and quarterly reviews of the consolidated financial statements of the Corporation, the audit of the effectiveness of management’s internal control over financial reporting, and the review of filings made with the SEC. For 2010 and 2009, $55,000 and $325,000, respectively, of the fees are related to the Recapitalization Transactions, as described in “Certain Relationships and Related Party Transactions — Recapitalization Transactions.”

(2)	Audit-related fees include, among other items, accounting advisory fees related to financial accounting matters and mergers and acquisitions.

(3)	Tax fees include assistance with the preparation of tax returns of certain of the Corporation’s subsidiaries and assistance with audits, as well as tax planning and advising management as to the tax implications of certain transactions undertaken by the Corporation.

(4)	All other fees for 2010 include an evaluation and risk assessment related to a migration project involving the Corporation’s enterprise resource planning system.

     The Audit Committee determined that the provision of services related to audit services, audit-related services, tax compliance, advisory services, and other services is compatible with maintaining the independence of PWC. PWC did not render professional services relating to financial information systems design and implementation for the fiscal years ended December 31, 2009 or 2010.
     The Audit Committee has the sole and direct authority to engage, appoint, and replace our auditors. In addition, the Audit Committee has established in its charter a policy that every engagement of PWC to perform audit or permissible non-audit services on behalf of the Corporation or any of its subsidiaries requires pre-approval from the Audit Committee or its designee before PWC is engaged to provide those services. Pursuant to the Audit Committee Charter, the Audit Committee reviews and, in its sole discretion, approves in advance the Corporation’s auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Sarbanes-Oxley Act of 2002 and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Corporation and such auditors (which approval should be made after receiving input from the Corporation’s management, if desired). Approval of audit and permitted non-audit services will be made by the Audit Committee, as set forth in the Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). Under the Pre-Approval Policy, the Audit Committee may delegate either specific or general pre-approval authority to one or more of its members. The Pre-Approval Policy delegates specific pre-approval authority to its Chairman, provided that the estimated fee for any such proposed pre-approved service does not exceed $125,000 per service or $250,000 in the aggregate. The Chairman must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.
     Under the Pre-Approval Policy, the Audit Committee must specifically pre-approve a service unless the type of service has received general pre-approval. The Audit Committee annually reviews and generally pre-approves the services that may be provided by the independent auditor during the following calendar year without obtaining specific pre-approval from the Audit Committee. The Corporation’s Chief Financial Officer, in consultation with the Chairman of the Audit Committee, will determine whether services are eligible for general pre-approval. The general pre-approved amounts are $400,000 for audit services, $400,000 for audit-related services, $500,000 for tax services, and $200,000 for other services. The amounts in the first three categories are subject to additional sub-limits on types of services. The Audit Committee may specifically pre-approve any services in these categories that exceed the permitted general pre-approval amounts.
     As a result, the Audit Committee or its designee approved 100% of all services performed by PWC on behalf of the Corporation and its subsidiaries in 2010.
     If the stockholders do not ratify the appointment of PWC, the selection of auditors will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Corporation and its stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
STOCKHOLDER PROPOSALS
     Pursuant to SEC Rule 14a-8, to be considered for inclusion in the Corporation’s Proxy Statement for the 2012 annual meeting, any stockholder proposal submitted must be received by the Corporate Secretary not later than December 16, 2011. In addition, subject to SEC Rule 14a-8, our By-laws provide that no business may be brought by a stockholder before an annual meeting of stockholders unless the stockholder (i) is a stockholder of record on the date of the notice of meeting (or any supplement thereto) provided by or at the direction of the Board of Directors (or any duly authorized committee thereof) and is entitled to notice of and to vote at such annual meeting as of such record date, (ii) has delivered to the Corporate Secretary within the time limits described in the By-laws a written notice containing the information specified in the By-laws, and (iii) such notice is in the proper form as set forth in Article II, Section 5 of the By-laws. Accordingly, in order for a stockholder’s proposal (other than one included in the Proxy Statement pursuant to SEC Rule 14a-8) to be considered timely and to be brought during the 2012 annual meeting pursuant to the Corporation’s By-laws, the required written notice must be received by the Corporate Secretary on or after January 26, 2012 but no later than February 25, 2012. A copy of the By-laws may be obtained on the Governance section of our website at www.bldr.com or by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, United States of America.

REDUCE PRINTING AND MAILING COSTS
     To reduce the expenses of delivering duplicate Notices or proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one Notice or set of proxy materials to stockholders who share an address, unless otherwise requested. If you share an address with another stockholder and received only one Notice or set of proxy materials, you may request a separate copy of these materials at no cost to you by calling our Legal Department at (214) 880-3500, by e-mail at inforequest@bldr.com, or by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201. For future annual meetings, you may request a separate Notice or set of proxy materials, or request that we send only one Notice or set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.
     Stockholders may help us to reduce printing and mailing costs further by opting to receive future proxy materials by e-mail. This Notice of Annual Meeting and Proxy Statement and our 2010 Annual Report on Form 10-K are available on our website at www.bldr.com. Instead of receiving future copies of our proxy materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site.
     Stockholders of Record. If you vote on the internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service.
     Beneficial Owners. If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or other holder of record regarding the availability of this service.
OTHER MATTERS
     The Board of Directors knows of no other matters to be acted upon at the meeting, but if any matters properly come before the meeting that are not specifically set forth in the Notice, on the proxy card, and in this Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments.

By Order of the Board of Directors,

Donald F. McAleenan
Corporate Secretary

April 14, 2011
     Builders FirstSource, Inc. and the Builders FirstSource logo are trademarks or service marks of an affiliate of Builders FirstSource, Inc. © 2011 Builders FirstSource, Inc. All rights reserved.

BUILDERS FIRSTSOURCE, INC.
2001 BRYAN STREET - SUITE 1600
DALLAS, TX 75201
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐
1.	Election of Directors

Nominees

01	Paul S. Levy	02	David A. Barr	03	Cleveland A. Christophe	04	Craig A. Steinke

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2	ADVISORY VOTE ON EXECUTIVE COMPENSATION		☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:		3 years	2 years	1 year	Abstain

3	ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

4	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2011.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT
Whether or not you plan to personally attend the Annual Meeting, please promptly vote over the Internet, by telephone, or by mailing in the proxy card.
Voting by any of these methods will ensure your representation at the
Annual Meeting if you choose not to attend in person. Voting early will not prevent you from voting in person at the Annual Meeting if you wish to do so.
Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

BUILDERS FIRSTSOURCE, INC.
This Proxy is Solicited on Behalf of the Board of Directors
of Builders FirstSource, Inc.
The undersigned hereby appoints Donald F. McAleenan and M. Chad Crow, or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of Builders FirstSource, Inc. on May 25, 2011, and any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations in the Proxy Statement: for all nominees for election of directors and for Proposals 2 and 4 and for every three years in Proposal 3. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in the Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments. The proxies cannot vote your shares unless you sign and return this card or vote electronically over the Internet or via the toll-free telephone number.
Continued and to be signed on reverse side